EXHIBIT 10.2

$105,000,000

TEN YEAR LETTER OF CREDIT AND TERM LOAN AGREEMENT

Dated as of June 30, 2003

among

WASTE MANAGEMENT, INC.

WASTE MANAGEMENT HOLDINGS, INC.

BANK OF AMERICA, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Letter of Credit Issuer

and

The Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC
Sole Lead Arranger and Sole Book Manager

Ten Year Letter of Credit and Term Loan Agreement

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TABLE OF CONTENT
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Ten Year Letter of Credit and Term Loan Agreement

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TABLE OF CONTENT
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Ten Year Letter of Credit and Term Loan Agreement

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TABLE OF CONTENT
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Ten Year Letter of Credit and Term Loan Agreement

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SCHEDULES

A	Applicable Rates; Interest on Credit-Linked Deposits

1.01	Existing Credits

2.01	Credit-Linked Deposits and Pro Rata Shares

5.04	Organization and Ownership Shares of Subsidiaries; Affiliates

5.05	Financial Statements

5.08	Litigation; Observance of Agreements, Statutes and Orders

5.11	Licenses, Permits, etc.

5.15	Existing Indebtedness

5.17	Status under Certain Statutes

7.03	Liens

10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Request for Credit Extension

B	Assignment and Assumption

C-1	Opinion of Internal Counsel to the Company and Holdings

C-2	Opinion of Morrison & Foerster LLP, counsel to the Administrative Agent and the Issuer

C-3	Opinion of Assistant General Counsel of Bank of America Legal Department, internal counsel to the Administrative Agent and the Issuer

C-4	Opinion of Special Counsel to the Lenders

D	Letter of Credit Linked Note

E	Request for Term Loans

F	Term Note

G	Money Market Account Agreement

H	Term Note Opinion

Ten Year Letter of Credit and Term Loan Agreement

TEN YEAR LETTER OF CREDIT AND TERM LOAN AGREEMENT

     This TEN YEAR LETTER OF CREDIT AND TERM LOAN AGREEMENT (“Agreement”) is entered into as of June 30, 2003, among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), WASTE MANAGEMENT HOLDINGS, INC., a Delaware corporation and wholly-owned Subsidiary of the Company (“Holdings”) (executing this Agreement for the limited purposes set forth in Article XI hereof), BANK OF AMERICA, N.A., as issuer of letters of credit (the “Issuer”), the financial institutions having a Credit-Linked Deposit set forth opposite their names on Schedule 2.01 hereto under the heading “Credit-Linked Deposit” (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

     The Company has requested that the Issuer and the Lenders provide a letter of credit facility, and the Issuer and the Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     “Adjusted Consolidated EBITDA” means for any period, the total of the following calculated without duplication on a consolidated basis for such period: (i) Consolidated EBITDA, plus (ii) on a pro forma basis, the EBITDA of each Person acquired, or, as applicable, the EBITDA attributable to the assets acquired from any Person, by the Company or any Restricted Subsidiary in the subject period, for any portion of such subject period occurring prior to the date of the acquisition by the Company or any Restricted Subsidiary of such Person or related assets; provided, further, that any calculation pursuant to clause (ii) above of pro forma EBITDA for any subject period which gives effect to asset acquisitions and/or stock purchases during the subject period on a pro forma basis as provided above shall in any event be determined by the Company in accordance with sound financial practice in accordance with GAAP and on the basis, to the extent available, of appropriate financial statements and tax returns for the applicable period, and shall be set forth in a certificate of a Senior Financial Officer of the Company accompanied by calculations in reasonable detail showing the manner of determination thereof, which certificate shall be furnished to the Administrative Agent, the Issuer and each Lender not later than the certificate required to be furnished by the Company in respect of the fiscal period in which such date of determination occurs pursuant to Section 6.02 of this Agreement.

     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

Ten Year Letter of Credit and Term Loan Agreement

     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify by notice to the Company, the Issuer and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Advance” means, with respect to each Lender, such Lender’s funding of its participation in any Borrowing (other than Term Loans) in accordance with its Pro Rata Share.

     “Affiliate” means, at any time, (a) with respect to the Company and each of its Restricted Subsidiaries, any Person (other than the Company and each of its Restricted Subsidiaries) that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company, (b) with respect to any Person (other than the Company and each of its Restricted Subsidiaries), any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (c) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary of the Company or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

     “Agent Indemnified Liabilities” has the meaning specified in Section 9.07.

     “Agent-Related Persons” means the Administrative Agent or the Issuer, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Agreement” means this Ten Year Letter of Credit and Term Loan Agreement.

     “Applicable Rate” has the meaning set forth on Schedule A annexed hereto.

     “Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.

     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit B.

     “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

Ten Year Letter of Credit and Term Loan Agreement

     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2002, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

     “Authorized Representative” means any employee of a Credit Party involved principally in the financial administration, controllership or treasury function of such Credit Party who is authorized or designated as an Authorized Representative, as evidenced by the certificate delivered pursuant to Section 4.01(a)(iv) or from time to time by a certificate delivered by a Senior Financial Officer of such Credit Party to the Administrative Agent in form and substance satisfactory to it. Any document delivered hereunder that is signed by an Authorized Representative of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Credit Party and such Authorized Representative shall be conclusively presumed to have acted on behalf of such Credit Party.

     “Auto-Reinstating Credit” means any Credit containing any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder.

     “Auto-Renewal Credit” has the meaning specified in Section 2.01(b)(iii).

     “Bank of America” means Bank of America, N.A. and its successors.

     “BAS” means Banc of America Securities LLC.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act.

     “Borrowing” means, without duplication, an extension of credit resulting from a drawing under any Credit which has not been reimbursed on the applicable Reimbursement Date, including the making of Advances, or the making of a Term Loan, as the context may require.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or Dallas, or (if the Administrative Agent’s Office is not located in New York or Dallas) the state where the Administrative Agent’s Office is located, and, if such day relates to the Credit-Linked Deposit Account or any LIBO Rate Term Loan or LIBO Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Ten Year Letter of Credit and Term Loan Agreement

     “Capital Leases” or “Capitalized Leases” means leases under which the Company or any of its Restricted Subsidiaries is the lessee or obligor, the discounted future rental payments under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

     “Cash Collateral” has the meaning specified in Section 2.02.

     “Cash Collateralize” has the meaning specified in Section 2.02.

     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     “Company” has the meaning specified in the introductory paragraph hereto.

     “Consolidated Debt” means, as of any date of determination, the total of all Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Consolidated EBITDA” means, for any period, Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period, plus the sum of (a) interest expense; (b) income tax expense; (c) depletion and depreciation expense; and (d) amortization expense; in each case, which were deductible in determining Consolidated Net Income or Consolidated Net Loss for such period, determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

     “Consolidated Net Income or Consolidated Net Loss” means, respectively, for any period, the net income or loss for such period determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

     “Consolidated Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of the Company and its Restricted Subsidiaries (excluding any amounts attributable to mandatorily redeemable Preferred Stock) determined as of such date.

     “Consolidated Tangible Assets” means, as of any date of determination, Consolidated Total Assets less the sum of (i) Intangible Assets and (ii) all amounts representing write-up in the book value of any assets of the Company and its Restricted Subsidiaries resulting from a revaluation thereof.

     “Consolidated Total Assets” means all assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

Ten Year Letter of Credit and Term Loan Agreement

     “Credit” means any standby letter of credit issued or outstanding hereunder (including a so-called “direct pay” standby letter of credit) that is a Permitted Credit and shall include the Existing Credits.

     “Credit Documents” means this Agreement, the Fee Letter, each Request for Credit Extension, each Issuer Document, each Request for Term Loan, each Letter of Credit Linked Note and each Term Note and each other document, instrument or agreement from time to time executed by the Company or any of its Subsidiaries, Holdings, or any secretary, assistant secretary, Responsible Officer or Authorized Representative thereof and delivered in connection with this Agreement.

     “Credit Expiration Date” means the day that is seven (7) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

     “Credit Extension” means, (a) with respect to any Credit, the issuance thereof or extension of the expiry date thereof, or the renewal, reinstatement or increase of the amount thereof and (b) the making of any Term Loans.

     “Credit-Linked Deposit” shall have the meaning specified in Section 2.01(c)(ii).

     “Credit-Linked Deposit Account” shall mean the deposit account established by the Administrative Agent in its name and under its sole and exclusive control maintained at the office of Bank of America at its principal office in Chicago, Illinois, designated as the “Bank of America N.A. as Administrative Agent Waste Management Inc Ten Year LOC Facility Lender Credit Linked Notes Dep Acct Treasury” that shall be used solely for the purposes set forth in Sections 2.01(c)(ii) and (iii) and in Section 2.03(b)(iii), or such successor account established pursuant to Section 10.19 of this Agreement.

     “Credit-Linked Lenders” means the Lenders under this Agreement and the lenders under the Seven Year Agreement and the Five Year Agreement.

     “Credit Obligations” means, without duplication, as at any date of determination, the aggregate undrawn face amount of all outstanding Credits plus the aggregate amount of all Unreimbursed Amounts in respect of any Credits, and, without duplication, all outstanding Borrowings arising from any Credits, plus the aggregate amount of the Term Loans. For all purposes of this Agreement, if on any date of determination a Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “Credit Parties” means, collectively, the Company and Holdings.

     “Credit Rating Downgrade Event” has the meaning specified in Section 10.19(a)(i).

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

Ten Year Letter of Credit and Term Loan Agreement

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     “Default Rate” means (a) with respect to obligations other than Advances and Term Loans, the Base Rate plus 2.00% per annum, and (b) with respect to Advances and Term Loans, the LIBO Rate plus 3.00% per annum, in each case to the fullest extent permitted by applicable Laws.

     “Deposit Account Interest Non-Payment Event” has the meaning specified in Section 10.19(a)(ii).

     “Disclosure Documents” means the Company’s financial statements referred to in Section 5.05 and filings made by the Company or Holdings with the SEC that were publicly available prior to the date of this Agreement and which were provided to the Issuer and the Lenders.

     “Dollar” and “$” means lawful money of the United States.

     “EBITDA” means, (without duplication) with respect to any Person, division or business and with respect to any period, the sum of (i) (a) net income for such period from continuing operations after extraordinary items (excluding gains or losses from disposition of assets); (b) consolidated interest charges for such period; (c) the amount of taxes, based on or measured by income, used or included in the determination of such net income; (d) the amount of depreciation and amortization expense deducted in determining such net income; and (e) any extraordinary losses or non-recurring expenses not requiring the expenditure of cash decreasing net income for such period, minus (ii) any extraordinary gains or non-recurring items increasing net income for such period.

     “Eligible Assignee” means any Institutional Investor.

     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

Ten Year Letter of Credit and Term Loan Agreement

     “Escalating Credit” means a Credit which provides for a face amount that increases from time to time in accordance with its terms.

     “Event of Default” has the meaning specified in Section 8.01.

     “Existing Credits” means the standby letters of credit listed on Schedule 1.01.

     “Facility Fee” has the meaning specified in Section 2.05(a).

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letter” has the meaning specified in Section 2.05(b).

     “Five Year Agreement” means the Five Year Letter of Credit and Term Loan Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time) among the Company, Holdings, each lender party thereto and Bank of America as administrative agent and issuer of letters of credit; provided, however, if all Credit Obligations (as such term is defined in the Five Year Agreement) are paid in full and the Five Year Agreement is terminated, then this definition of “Five Year Agreement” shall no longer be applicable to this Agreement.

     “Foreign Lender” has the meaning specified in Section 10.15(a).

     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fronting Fee” has the meaning specified in Section 2.05(b).

     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.

     “Governmental Authority” means

(a) the government of

Ten Year Letter of Credit and Term Loan Agreement

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

     “Guaranteed Obligations” has the meaning specified in Section 11.01.

     “Hazardous Material” means any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42. U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or other chemicals or substances regulated by the Environmental Laws, excluding household hazardous waste.

     “Holdings” means Waste Management Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company.

     “Holdings Guaranty” means the meaning specified in Section 11.01.

     “Indebtedness” means, collectively, without duplication, whether classified as Indebtedness, an investment or otherwise on the obligor’s balance sheet, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than ninety (90) days, or (ii) are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, liabilities and indebtedness under Capitalized Leases, (f) all obligations, liabilities or indebtedness under drawn surety or performance bonds, or any other drawn bonding arrangement, (g) Guarantees with respect to all Indebtedness of others referred to in clauses (a) through (f) above, and (h) all

Ten Year Letter of Credit and Term Loan Agreement

Indebtedness of others referred to in clauses (a) through (f) above secured or supported by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured or supported by) any Lien on the property or assets of the Company or any Subsidiary, even though the owner of the property has not assumed or become liable, contractually or otherwise, for the payment of such Indebtedness; provided that if a Permitted Receivables Transaction is outstanding and is accounted for as a sale of accounts receivable under GAAP, Indebtedness shall also include the additional Indebtedness, determined on a consolidated basis, which would have been outstanding had such Permitted Receivables Transaction been accounted for as a borrowing.

     “Indemnified Liabilities” has the meaning specified in Section 10.05.

     “Indemnitees” has the meaning specified in Section 10.05.

     “INHAM Exemption” has the meaning specified in Section 10.10(b)(v).

     “Institutional Investor” means (a) any original Lender or any Affiliate of a Lender, (b) any Lender holding more than $5,000,000 of the Credit-Linked Deposits and/or Credit Obligations then outstanding, and (c) any bank, trust company, savings and loans association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in the ordinary course of its business, or any other similar financial institution or entity, regardless of legal form.

     “Intangible Assets” means goodwill, the purchase price of acquired assets in excess of the fair value thereof, trademarks, trade names, service marks, customer lists, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

     “Interest Period” means, (a) as to the Credit-Linked Deposits, the period commencing on the date such Credit-Linked Deposit is made and ending on the date three months thereafter; (b) as to Advances and Term Loans, the period commencing on the date any such Advance or Term Loan is disbursed (except that in respect of Term Loans made from the proceeds of the Credit-Linked Deposits pursuant to Sections 2.03(b)(i)(A) or (B), the Interest Period shall be deemed to commence on the same day as the Interest Period commencement date for the Credit-Linked Deposits, and in respect of Term Loans made through the conversion of Advances pursuant to Section 2.03(b)(i)(C), the Interest Period shall be deemed to commence on the same day as the Interest Period commencement date for the Credit-Linked Deposits, if any, on the date of such conversion) and ending on the earlier of (x) the date three months thereafter and (y) the last day of the Interest Period with respect to the Credit-Linked Deposits; and (c) after the initial Interest Periods described in (a) and (b) above, as to the Credit-Linked Deposits, Advances and Term Loans, the period commencing on the last day of the immediately preceding Interest Period and ending on the date three months thereafter; provided that:

          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

Ten Year Letter of Credit and Term Loan Agreement

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii) no Interest Period shall extend beyond the Maturity Date;

provided further that after the occurrence and during the continuance of an Event of Default the Required Lenders, acting through the Administrative Agent, may designate one or more Interest Periods for the Advances and/or the Term Loans which are shorter than that set forth above, such designation to be effective after the last day of the applicable existing Interest Period.

     “IRS” means the United States Internal Revenue Service.

     “ISP” means, with respect to any Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

     “Issuance Limits” has the meaning specified in Section 2.01(a)(i).

     “Issuer” means Bank of America in its capacity as issuer of Credits hereunder, or any successors, and shall include any branch of the Issuer through which the Issuer may cause Credits to be issued hereunder.

     “Issuer Documents” means with respect to any Credit issued by the Issuer, such Credit, any applications for issuance or amendment of such Credit, and any other document, agreement and instrument entered into by the Issuer and the Company or in favor of the Issuer and relating to any such Credit, including any of the Issuer’s standard form documents for issuances and amendments of letters of credit and guarantees or other similar undertakings.

     “Issuer-Related Persons” means as to the Issuer, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Issuer and its Affiliates.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     “Lender” has the meaning specified in the introductory paragraph hereto.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

Ten Year Letter of Credit and Term Loan Agreement

     “Letter of Credit Linked Note” has the meaning specified in Section 2.07(b).

     “LIBO Rate” means for any Interest Period:

     (a)  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (b)  if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (c)  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Total Credit-Linked Deposit or the average amount of the Advances of the Lenders or LIBO Rate Term Loans, as applicable, being made or continued and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

     “LIBO Rate Term Loans” means Term Loans bearing interest based on the LIBO Rate.

     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     “Long-Term Debt” has the meaning specified in Section 10.19(a).

     “Material” or “Materially” means material or materially, as applicable, in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, prospects, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Letter of Credit Linked Notes or the Term Notes, or (c) the

Ten Year Letter of Credit and Term Loan Agreement

validity or enforceability of this Agreement, the Letter of Credit Linked Notes or the Term Notes.

     “Material Debt” means any Indebtedness (other than any Indebtedness of the Company or Holdings in respect of the Credit Obligations) of any one or more of the Company, its Restricted Subsidiaries and Holdings in an aggregate principal amount for all such Persons exceeding $50,000,000.

     “Maturity Date” means (a) June 30, 2013, or (b) such earlier date upon which the obligations of the Issuer and the Lenders to make Credit Extensions may be terminated in accordance with the terms hereof.

     “Memorandum” has the meaning specified in Section 5.03.

     “Money Market Account Agreement” means the Money Market Account Agreement between the Administrative Agent and Bank of America, as depository, substantially in the form of Exhibit G attached hereto, concerning the Credit-Linked Deposit Account.

     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto that is a nationally-recognized rating agency.

     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

     “New Account” has the meaning specified in Section 10.19(b)(i).

     “New Depository Bank” has the meaning specified in Section 10.19(b)(i).

     “Nonrenewal Notice Date” has the meaning specified in Section 2.01(b)(iii).

     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     “Other Taxes” has the meaning specified in Section 3.01(b).

     “Outstanding Amount” means, with respect to any Credit Obligations on any date, the amount of such Credit Obligations on such date after giving effect to any Credit Extension occurring on such date and any other changes in the aggregate amount of the Credit Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Credits or any reductions in the maximum amount available for drawing under Credits taking effect on such date. Without limiting the provisions of Section 1.07, for avoidance of doubt, the portion of the Credit Obligations in respect of the undrawn face amount of any Escalating Credits shall be deemed to be the maximum aggregate amount available to be drawn under such Escalating Credits (after giving effect to all increases).

     “Participant” has the meaning specified in Section 10.07(d).

     “Participation” has the meaning specified in Section 2.01(c)(ii).

Ten Year Letter of Credit and Term Loan Agreement

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     “Permitted Credit” means a Credit used directly or indirectly to cover (a) a default in the performance of any non-financial or commercial obligations of the Company or any Subsidiary under specific contracts, including a Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in the performance of any non-financial or commercial obligations under specific contract, or (b) the payment of any financial contractual obligation of the Company or any Subsidiary.

     “Permitted Liens” has the meaning specified in Section 7.03.

     “Permitted Receivables Transaction” means any sale or sales of, and/or securitization of, any accounts receivable of the Company and/or any of its Restricted Subsidiaries (the “Receivables”) pursuant to which (a) the Company and its Restricted Subsidiaries realize aggregate net proceeds of not more than $750,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $750,000,000, and (b) which Receivables shall not be discounted more than 25%.

     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other legal entity.

     “Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     “Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

     “Prepayment Premium” shall mean in connection with any prepayment of Advances, Term Loans or reduction of the available amount of the Total Credit-Linked Deposit an amount equal to the applicable percentage of the principal amount of the Advances, Term Loans or Total Credit-Linked Deposit so prepaid or reduced as follows: (i) on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, a premium of 3%, (ii) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, a premium of 2%, and (iii) on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, a premium of 1%.

     “Priority Debt” means (without duplication) the sum of (a) unsecured Indebtedness of the Company’s Restricted Subsidiaries other than (i) Indebtedness of the Company’s Restricted

Ten Year Letter of Credit and Term Loan Agreement

Subsidiaries, including Holdings, listed on Schedule 5.15 and any extension, renewal or refinancing by such parties of such Indebtedness, provided that the terms of any such extension, renewal or refinancing are substantially the same as the terms and conditions in effect on the Closing Date, or more favorable to such parties, and the principal amount of such Indebtedness is not increased, (ii) Indebtedness owing to the Company or any other Restricted Subsidiary and (iii) any unsecured Indebtedness of Holdings consisting of Guarantees of the Company’s Indebtedness existing as of the Closing Date and, so long as the Holdings Guaranty remains in full force and effect, Indebtedness consisting of Guarantees of the Company’s Indebtedness incurred thereafter, plus (b) Indebtedness with respect to drawn landfill closure bonds, plus (c) Indebtedness with respect to Permitted Receivables Transactions, plus (d) Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien not permitted by clauses (a) through (l) of Section 7.03.

     “Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Credit-Linked Deposit of such Lender at such time and the denominator of which is the amount of the Total Credit-Linked Deposit; provided that if the obligations of the Issuer to make Credit Extensions have been terminated pursuant to Section 8.02(a), the numerator of such fraction shall be such Lender’s Outstanding Amount of all Credit Obligations at such time, and the denominator shall be the Outstanding Amount of all Credit Obligations of all Lenders at such time (with the aggregate amount of any Lender’s risk participation and funded participation in Credit Obligations being deemed “held” by such Lender for purposes of this definition). The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, existing or inchoate.

     “PTE” has the meaning specified in Section 10.10(b)(i).

     “QPAM Exemption” has the meaning specified in Section 10.10(b)(iv).

     “Register” has the meaning specified in Section 10.07(c).

     “Reimbursement Date” has the meaning specified in Section 2.01(c)(i).

     “Replacement Lender” has the meaning specified in Section 3.07.

     “Request for Credit Extension” means a request for the issuance or amendment of a Credit by the Issuer pursuant to a Request for Credit Extension substantially in the form of Exhibit A, with such changes thereto as the Administrative Agent or the Issuer may from time to time approve.

     “Request for Term Loans” means a request for the making of Term Loans from the proceeds of Credit-Linked Deposits, substantially in the form of Exhibit E.

Ten Year Letter of Credit and Term Loan Agreement

     “Required Credit-Linked Lenders” means, Credit-Linked Lenders (other than the Company and its Affiliates) having Combined Pro Rata Shares aggregating more than 50%. For purposes hereof, the “Combined Pro Rata Share” of a Credit-Linked Lender means, with respect to such Credit-Linked Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the sum of (A) the Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of such Credit-Linked Lender under this Agreement at such time plus (B) the sum of the Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of such Credit-Linked Lender under the Seven Year Agreement at such time (as such terms are defined in the Seven Year Agreement), plus (C) the sum of the Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of such Credit-Linked Lender under the Five Year Agreement at such time (as such terms are defined in the Five Year Agreement), and the denominator of which is the amount of the sum of (X) the Total Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of all Credit-Linked Lenders under this Agreement at such time (with the aggregate amount of any Credit-Linked Lender’s risk participation and funded participation in Credit Obligations being deemed “held” by such Credit-Linked Lender for purposes of this definition) plus (Y) the Total Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of all Credit-Linked Lenders under the Seven Year Agreement at such time (as such terms are defined in the Seven Year Agreement) (with the aggregate amount of any Credit-Linked Lender’s risk participation and funded participation in Credit Obligations being deemed “held” by such Credit-Linked Lender for purposes of this definition) plus (Z) the Total Credit-Linked Deposit plus the Outstanding Amount of all Credit Obligations of all Credit-Linked Lenders under the Five Year Agreement at such time (as such terms are defined in the Five Year Agreement) (with the aggregate amount of any Credit-Linked Lender’s risk participation and funded participation in Credit Obligations being deemed “held” by such Credit-Linked Lender for purposes of this definition).

     “Required Lenders” means, as of any date of determination, Lenders (other than the Company and its Affiliates) having Pro Rata Shares aggregating more than 50%.

     “Required Notice” has the meaning specified in Section 10.19(b).

     “Responsible Officer” means any Senior Financial Officer and any other officer of a Credit Party with responsibility for the administration of the relevant portion of this Agreement. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

     “Restricted Subsidiary” means any Subsidiary of the Company which is not designated as an Unrestricted Subsidiary in accordance with Section 7.07.

     “S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, or any successor thereto that is a nationally-recognized rating agency.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Ten Year Letter of Credit and Term Loan Agreement

     “Securities Account” has the meaning specified in Section 10.19(b)(ii).

     “Securities Act” means the Securities Act of 1933.

     “Securities Exchange Act” means Securities Exchange Act of 1934.

     “Securities Intermediary” has the meaning specified in Section 10.19(b)(ii).

     “Security” has the meaning specified in Section 2(l) of the Securities Act.

     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Credit Party.

     “Senior Responsible Officer” means any Senior Financial Officer, or any of the President, any Executive Vice President, any Senior Vice President or any Principal Vice President of a Credit Party.

     “Seven Year Agreement” means the Seven Year Letter of Credit and Term Loan Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time) among the Company, Holdings, each lender party thereto and Bank of America as administrative agent and issuer of letters of credit; provided, however, if all Credit Obligations (as such term is defined in the Seven Year Agreement) are paid in full and the Seven Year Agreement is terminated, then this definition of “Seven Year Agreement” shall no longer be applicable to this Agreement.

     “Source” has the meaning specified in Section 10.10(b).

     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

     “Taxes” has the meaning specified in Section 3.01(a).

     “Term Loan Issuance Date” has the meaning specified in Section 2.03(b)(iii).

     “Term Loans” has the meaning specified in Section 2.03(b)(i).

     “Term Note” has the meaning specified in Section 2.07(b).

     “Total Credit-Linked Deposit” shall mean, at any time, the sum of all Lenders’ Credit-Linked Deposits, as the same may be reduced from time to time.

Ten Year Letter of Credit and Term Loan Agreement

     “Trust” has the meaning specified in Section 10.19(b)(ii).

     “United States” and “U.S.” each means the United States of America.

     “Unreimbursed Amount” has the meaning specified in Section 2.01(c)(i).

     “Unrestricted Subsidiary” means any Subsidiary which is designated as such in writing by the Company to each Lender pursuant to Section 7.07.

     “Unused Amount” has the meaning specified in Section 2.03(b)(i).

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

     (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b)  (i) The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

          (ii) Article, Section, Exhibit and Schedule references are to the Credit Document in which such references appear.

          (iii) The term “including” is by way of example and not limitation.

          (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

     (c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

     (d)  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

     1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     (b)  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Credit-Linked Lenders shall so request, the Administrative Agent, the Lenders and the Company

Ten Year Letter of Credit and Term Loan Agreement

shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Credit-Linked Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06 Credit Amounts. Unless otherwise specified, all references herein to the amount of a Credit at any time shall be deemed to mean the maximum face amount of such Credit after giving effect to all increases thereof contemplated by such Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II
THE CREDIT-LINKED DEPOSITS AND CREDIT EXTENSIONS

     2.01 Credits.

     (a)  The Credits.

          (i)   Subject to the terms and conditions set forth herein, (A) the Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.01, from time to time on any Business Day during the period from the Closing Date until the Credit Expiration Date, to issue Credits denominated in Dollars for the account of the Company or any Subsidiary, and (B) the Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.01, (1) to amend, extend, reinstate or renew Credits previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Credits; and (C) the Lenders severally agree to participate in Credits issued or outstanding hereunder for the account of the Company or any Subsidiary as provided in Section 2.01(c), and all reimbursement obligations and rights hereunder in respect thereof and the Issuer Documents with respect thereto and the Issuer hereby grants to the Lenders such participation interests in such Credits and all reimbursement obligations and rights hereunder in respect thereof and such related Issuer

Ten Year Letter of Credit and Term Loan Agreement

Documents; provided that the Company shall not request the issuance of any Credit, the Issuer shall not make any Credit Extension with respect to any Credit, and no Lender shall participate in any Credit, to the extent that, as of the date of such Credit Extension:

(A) the sum, without duplication, of the applicable Outstanding Amount of all (i) Credits and (ii) Unreimbursed Amounts for which Advances have not yet been made would exceed the Total Credit-Linked Deposit;

(B) any Lender’s Pro Rata Share of the sum, without duplication, of the applicable Outstanding Amount of all (i) Credits and (ii) Unreimbursed Amounts for which Advances have not yet been made would exceed such Lender’s Credit-Linked Deposit; or

(C) the expiry date of any such requested Credit would occur after the Credit Expiration Date (or, in the case of an Auto-Renewal Credit, no Nonrenewal Notice Date would occur on or prior to the Credit Expiration Date);

and provided further that in determining the availability hereunder with respect to any Escalating Credits issued or outstanding hereunder, the Total Credit-Linked Deposit will be deemed to be utilized in respect of such Escalating Credits in the aggregate amount equal to the maximum aggregate amount available to be drawn under all such Escalating Credits (after giving effect to all increases).

     Within the foregoing limits (the “Issuance Limits”), and subject to the terms and conditions hereof, the Company’s ability to obtain Credits shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Credits to replace Credits that have expired, been terminated or cancelled, or that have been drawn upon and reimbursed. All Existing Credits up to the respective amounts specified in Schedule 1.01 shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Notwithstanding anything to the contrary set forth herein, if any portion of the Total Credit-Linked Deposit is utilized to reimburse the Issuer for any amounts drawn under any Credit (as contemplated by Section 2.01(c) hereof) or to make Term Loans (as contemplated by Section 2.03(b) hereof), the Total Credit-Linked Deposit shall be permanently reduced by the corresponding amount utilized to reimburse the Issuer or to make Term Loans and shall not be reinstated.

          (ii)  The Issuer shall not be under any obligation to issue any Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing such Credit, or any Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Credit in particular or shall impose upon the Issuer with respect to such Credit any restriction, reserve or capital requirement (in each case, for which the Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall

Ten Year Letter of Credit and Term Loan Agreement

impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuer in good faith deems material to it;

(B) the Administrative Agent or the Issuer reasonably determines that such Credit is not a Permitted Credit;

(C) the issuance of such Credit would violate any Laws or any policies of the Issuer; or

(D) except as otherwise agreed by the Administrative Agent and the Issuer, such Credit is in a face amount less than $1,000,000, or is to be denominated in a currency other than Dollars.

          (iii) The Issuer shall not be under any obligation to amend any Credit if (A) the Issuer would have no obligation at such time to issue such Credit in its amended form under the terms hereof, or (B) the beneficiary of such Credit does not accept the proposed amendment to such Credit.

          (iv) The Issuer shall not issue or amend any Credit if the Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

     (b)  Procedures for Issuance and Amendment of Credits; Auto-Renewal Credits.

          (i) Each Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the Issuer (with a copy concurrently delivered to the Administrative Agent) in the form of a Request for Credit Extension, appropriately completed and signed by a Responsible Officer or Authorized Representative of the Company. Any such Request for Credit Extension must be received by the Issuer and the Administrative Agent not later than 1:00 p.m., Dallas time, at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be; or such other date or time as the Issuer and the Administrative Agent may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Credit, such request shall be in the form of a Request for Credit Extension and shall specify in form and detail satisfactory to the Issuer and the Administrative Agent: (A) the proposed issuance date of the requested Credit (which shall be a Business Day); (B) the face amount thereof; (C) the expiry date thereof; (D) the purpose and nature of the Credit; (E) the Person whose obligations are supported thereby (in the case of a Credit supporting the obligations of a Subsidiary); (F) the name and address of the beneficiary thereof; (G) any required text to be contained in the Credit; (H) the delivery instructions with respect to the Credit; and (J) whether such Credit will be an Escalating Credit, and if so, the maximum face amount of such Credit after giving effect to all increases. In the case of a request for an amendment of any outstanding Credit, such request shall be in the form of a Request for Credit Extension and shall specify in form and detail satisfactory to the Issuer and the Administrative Agent: (1) the Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) delivery instructions with respect to the amendment. Additionally, the Company shall furnish to

Ten Year Letter of Credit and Term Loan Agreement

the Issuer and the Administrative Agent such other documents and information pertaining to such requested Credit issuance or amendment, including any Issuer Documents as the Issuer or the Administrative Agent may reasonably require. Without limiting the generality of the foregoing, the delivery of a Request for Credit Extension is additional to, and not in replacement or substitution of, any other Issuer Document that the Issuer may require. Upon the effectiveness of any issuance or amendment of a Credit that will constitute a Credit hereunder, the Administrative Agent and the Lenders shall be entitled to assume that the Issuer has obtained such Issuer Documents as it shall have requested, executed by the relevant parties thereto to the extent required hereby.

     (ii) Promptly after receipt of any Request for Credit Extension by the Issuer, the Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Request for Credit Extension from the Company and, if not, the Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuer and the Company of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuer shall, on the requested date, issue a Credit for the account of the Company or the applicable Subsidiary, or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuer’s usual and customary business practices.

     (iii) If the Company so requests in any applicable Request for Credit Extension, the Issuer agrees, subject to the terms and conditions hereof, to issue a Credit that has automatic renewal provisions (each, an “Auto-Renewal Credit”); provided that any such Auto-Renewal Credit must permit the Issuer to prevent any such renewal at least once during the term thereof (commencing with the date of issuance of such Credit) by giving prior notice to the beneficiary thereof not later than a specified date to be agreed upon at the time such Credit is issued, which shall occur and be effective prior to the Credit Expiration Date (the “Nonrenewal Notice Date”). Unless otherwise directed by the Issuer, the Company shall not be required to make a specific request to the Issuer for any renewal of an Auto-Renewal Credit, but the Issuer shall be required to provide prior notice to the Administrative Agent of any pending renewal of an Auto-Renewal Credit at least ten Business Days before the applicable Nonrenewal Notice Date. Once an Auto-Renewal Credit has been issued (or is permitted to be outstanding hereunder in the case of an Existing Credit that is an Auto-Renewal Credit), the Lenders shall be deemed to have authorized (but may not require) the Issuer to permit the renewal of such Credit at any time to a date not later than the Credit Expiration Date; provided, however, that the Issuer shall not permit any renewal of an Auto-Renewal Credit if (A) the Issuer has determined that it would have no obligation at such time to issue such Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.01(a)(ii), Section 4.02 or otherwise), (B) after giving effect to any such renewal, the earlier of the (x) expiry date of such Auto-Renewal Credit and (y) next occurring Nonrenewal Notice Date of such Auto-Renewal Credit would occur after the Credit Expiration Date, or (C) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 2.01(a)(ii) or 4.02 is not then satisfied.

Ten Year Letter of Credit and Term Loan Agreement

          (iv) If the Issuer shall issue any Credit or amend any Credit (if the effect thereof is to increase the face amount), without obtaining prior consent from the Administrative Agent (as provided in clause (ii) above), or if the Issuer shall permit the extension or renewal of an Auto-Renewal Credit without giving timely prior notice to the Administrative Agent or when such extension or renewal is not permitted hereunder (as provided in clause (iii) above), or if the Issuer shall permit the reinstatement of an Auto-Reinstating Credit when such reinstatement is not permitted hereunder (as provided in clause (vi) below), such Credit (in the case of any such amendment, to the extent of the increased face amount thereof, and in the case of any reinstatement, to the extent of the reinstated amount thereof) (A) shall for all purposes be deemed to have been issued by the Issuer solely for its own account and risk, and (B) shall not be considered a Credit outstanding under this Agreement, and no Lender shall be deemed to have any participation therein, effective as of the date of such issuance, amendment, reinstatement, extension or renewal, as the case may be, unless the Required Lenders expressly consent thereto.

          (v) Promptly after its delivery of any Credit or any amendment to a Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Credit or amendment.

          (vi) If any Credit contains provisions providing for automatic reinstatement of the stated amount after any drawing thereunder, the Administrative Agent and the Lenders hereby authorize and direct the Issuer to permit such automatic reinstatement, whether or not a Default or Event of Default then exists, unless the Issuer has received a notice (which may be by telephone or in writing) on or before the day that is two Business Days before the reinstatement date from the Administrative Agent or the Required Lenders that one or more applicable conditions specified in Sections 2.01(a)(ii) or 4.02 is not then satisfied and directing it to cease permitting such automatic reinstatements.

     (c)  Drawings and Reimbursements; Credit-Linked Deposits.

          (i) Upon receipt from the beneficiary of any Credit of any notice of a drawing under such Credit, the Issuer of such Credit shall promptly notify the Company thereof. If the Company obtains written notice (confirmed by telephone) from the Issuer of a drawing under a Credit prior to 1:00 p.m., Dallas time, on any Business Day, the Company shall reimburse the Issuer on such Business Day. If the Company obtains written notice (confirmed by telephone) from the Issuer of a drawing under a Credit at or after 1:00 p.m., Dallas time, on any Business Day, the Company shall reimburse the Issuer on the Business Day immediately following the Business Day upon which such notice was received by the Company. Such reimbursement shall be made directly to the Issuer in an amount equal to the unreimbursed drawing (the “Unreimbursed Amount”). Without affecting the Company’s obligations to so reimburse the Issuer on any such Business Day, which shall be absolute and unconditional, if the Company fails to so reimburse the Issuer by such time referenced above on the applicable due date for reimbursement specified above (the “Reimbursement Date”), the Issuer shall so notify the Administrative Agent (with a copy to the Company), which notice shall be provided on a Business Day, and specify in such notice the amount of the Unreimbursed Amount. Immediately upon receipt of such notice from the Issuer, the Administrative Agent shall promptly notify each

Ten Year Letter of Credit and Term Loan Agreement

Lender of the Reimbursement Date, the Unreimbursed Amount, the amount of such Lender’s Pro Rata Share thereof, and shall state that Advances will be funded by application of such Lender’s Pro Rata Share of the Credit-Linked Deposits in the Credit-Linked Deposit Account on the sixth Business Day after such Reimbursement Date to the extent the Unreimbursed Amount (or any portion thereof) remains outstanding on such day.

          (ii) The Issuer hereby irrevocably grants to each Lender, and each Lender hereby irrevocably accepts and purchases from the Issuer on the terms and conditions hereinafter stated, for such Lender’s own account and risk an undivided interest equal to its Pro Rata Share in the Issuer’s obligations and rights with respect to the Credits issued pursuant to this Agreement (as to each Lender, its “Participation”), which purchase price when paid to the Administrative Agent shall not be a deposit obligation of the Administrative Agent or Bank of America. The consideration for the Participation of each Lender shall consist of the payment by such Lender to the Administrative Agent of an amount equal to the Dollar amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Credit-Linked Deposit” (as the same may be reduced from time to time in accordance with this Agreement, such Lender’s “Credit-Linked Deposit”), subject to the conditions precedent set forth in Section 4.01 hereof. Each Lender shall pay to the Administrative Agent its Credit-Linked Deposit in full on the Closing Date. The Credit-Linked Deposits of all Lenders shall be held by, and in the name of, the Administrative Agent in the Credit-Linked Deposit Account under the sole dominion and control of the Administrative Agent. Each Lender unconditionally and irrevocably agrees with the Administrative Agent and the Issuer that, if a drawing is paid under any Credit for which the Issuer is not reimbursed in full by the Company in cash within five Business Days after the applicable Reimbursement Date or converted into a Term Loan under Section 2.03(b), such Lender hereby authorizes the Administrative Agent to reimburse to the Issuer the Unreimbursed Amount (or the outstanding portion thereof) related to such drawing on or after the sixth Business Day after such Reimbursement Date, to the extent of such Lender’s Pro Rata Share of the Unreimbursed Amount, solely from such Lender’s Pro Rata Share of the Credit-Linked Deposits in the Credit-Linked Deposit Account, and each Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Deposit Account for such purpose, in satisfaction of such Lender’s reimbursement obligation arising with respect to such drawing hereunder. Without limiting the generality of Section 9.01, in charging the Credit-Linked Deposit Account or otherwise exercising any rights of set-off with respect thereto, the Administrative Agent acts as the agent of the Issuer. The amount of each Lender’s Pro Rata Share of such Unreimbursed Amount (or portion thereof) which is paid the Issuer as set forth above shall be deemed to be an Advance by such Lender to the Company hereunder. The outstanding principal amount of each Advance, together with interest thereon as provided in Section 2.04, shall be due and payable, in Dollars, on demand. Each Lender shall be subrogated to the rights and remedies of the Issuer against the Company and any Subsidiary liable under such Credit to the extent such Lender has reimbursed the Issuer as set forth in this Section 2.01(c)(ii). The Issuer shall reasonably cooperate in exercising and enforcing such rights and remedies as may be requested by the Required Lenders (and such cooperation shall be subject to any applicable indemnification set forth in Section 9.07 or Section 10.05 of this Agreement). The Issuer shall have no right to withdraw or set-off against monies on deposit in the Credit-Linked Deposit Account other than as set forth in this Section 2.01(c)(ii).

Ten Year Letter of Credit and Term Loan Agreement

          (iii) The Credit-Linked Deposits shall be held by the Administrative Agent in its name in the Credit-Linked Deposit Account and no Person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account nor any other right or power with respect to the Credit-Linked Deposits or the Credit-Linked Deposit Account. Notwithstanding anything in this Agreement to the contrary, the sole funding obligation of each Lender in respect of its Participation shall be satisfied upon funding of its Credit-Linked Deposit.

          (iv) Until an Advance is funded pursuant to this Section 2.01(c) to reimburse the Issuer for the Unreimbursed Amount in respect of any Credit, or such Unreimbursed Amount is converted to a Term Loan pursuant to Section 2.03, interest in respect of each Lender’s Pro Rata Share of the Borrowing in the amount of such Unreimbursed Amount shall be solely for the account of the Issuer.

          (v) Except as expressly provided herein, each Lender’s agreement to fund Advances, by application of such Lender’s Pro Rata Share of the Credit-Linked Deposits, to reimburse the Issuer for amounts drawn under Credits issued by the Issuer, as contemplated by this Section 2.01(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.

          (vi) Notwithstanding that a Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, the Company shall be obligated to reimburse the Issuer hereunder for the full amount of any and all drawings under such Credit.

          (vii) In the event of any voluntary payment or prepayment (other than through the making of a Term Loan as provided for in Section 2.03(b)) of an Advance at any time prior to the second anniversary of the Closing Date, the Company shall pay on the date of such prepayment to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a premium in an amount equal to three percent (3.00%) of the amount so prepaid and any prepayment of the Advances thereafter shall be accompanied by the Prepayment Premium, if any.

     (d)  Repayment of Participations.

          (i) At any time after the Issuer has made a payment under any Credit and has received from the Credit-Linked Deposit the proceeds of Advances by the Lenders in respect of such payment in accordance with Section 2.01(c), if the Administrative Agent receives for the account of the Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent. If a Borrowing has occurred hereunder, the Company shall repay the Unreimbursed Amount and interest thereon as provided in Sections 2.01(c) and 2.04 and shall pay any prepayment premium required to be paid pursuant

Ten Year Letter of Credit and Term Loan Agreement

to Section 2.01(c)(vii). Notwithstanding the foregoing, if the Issuer shall have received from the Credit-Linked Deposit the proceeds of Advances by the Lenders and thereafter shall receive any direct payment from the Company in respect of a Borrowing, the Issuer shall immediately pay the amount received to the Administrative Agent for distribution to the Lenders in accordance with this Section 2.01(d).

          (ii) If any payment received by the Administrative Agent for the account of the Issuer pursuant to Section 2.01(d)(i) and distributed to the Lenders by the Administrative Agent is required to be returned under any of the circumstances described in Section 10.06, each Lender shall pay to the Administrative Agent for the account of the Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     (e)  Obligations Absolute. The obligation of the Company to reimburse the Issuer for each drawing under each Credit and to repay each Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

          (i) any lack of validity or enforceability of such Credit, this Agreement, or any other Credit Document;

          (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Credit or any agreement or instrument relating thereto, or any unrelated transaction;

          (iii) any draft, demand, certificate or other document presented under such Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Credit;

          (iv) any payment by the Issuer under such Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Credit; or any payment made by the Issuer under such Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

          (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions

Ten Year Letter of Credit and Term Loan Agreement

or other irregularity, the Company will promptly notify the Issuer. The Company shall be conclusively deemed to have waived any such claim against the Issuer and its correspondents unless such notice is given as aforesaid.

     (f)  Role of Issuer. Each Lender and the Company agree that, in paying any drawing under a Credit, the Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuer, any Issuer-Related Person nor any of the respective correspondents, participants or assignees of the Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Credit-Linked Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Credit or Request for Credit Extension. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuer, any Issuer-Related Person, nor any of the respective correspondents, participants or assignees of the Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.01(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuer, and the Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuer’s willful misconduct or gross negligence or the Issuer’s willful failure to pay under any Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Credit. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g)  Applicability of ISP98. Unless otherwise expressly agreed by the Issuer and the Company when a Credit is issued (including any such agreement applicable to an Existing Credit), the rules of the ISP shall apply to each Credit.

     (h)  Issuer Documents. In the event of any conflict between the terms hereof, the terms of any Request for Credit Extension and the terms of any Issuer Document (other than any Credit), the terms hereof shall control.

     (i)  Existing Credits. The Company and the Issuer certify that Schedule 1.01 accurately and completely sets forth the Existing Credits.

Ten Year Letter of Credit and Term Loan Agreement

     (j)  Interest on Credit-Linked Deposit; Repayment of Credit-Linked Deposit.

          (i) The Administrative Agent hereby agrees to cause Bank of America to pay interest to the Administrative Agent, as holder of the Credit-Linked Deposit Account, and the Administrative Agent, as holder of the Credit-Linked Deposit Account, agrees to distribute to each Lender, from such interest payments received from Bank of America, such Lender’s Pro Rata Share of interest on the outstanding amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account at the rate per annum set forth on Schedule A annexed hereto. Such interest will be distributed to the Lenders by the Administrative Agent quarterly in arrears on the first Business Day following the end of each Interest Period relating to the Credit-Linked Deposits. The Administrative Agent shall compute all amounts due under this Section 2.01(j)(i) and shall notify the Company and such Lender of each such amount due.

          (ii) Subject to, and to the extent of, the Company’s compliance with the cash-collateralization requirements set forth in Section 2.02, the Administrative Agent shall distribute the aggregate amount of any remaining Credit-Linked Deposits to the Lenders on the Maturity Date to the extent of the amount credited to the Credit-Linked Deposit Account. The Credit-Linked Deposit Account is a deposit account in the name of the Administrative Agent under its sole dominion and control, and held by it with Bank of America subject to the terms and conditions of this Agreement. No Lender, whether upon the receivership or liquidation of such Lender or otherwise, shall be entitled to its Credit-Linked Deposit other than as expressly provided in this Agreement.

          (iii) The Company shall have no right, title or interest in or to the Credit-Linked Deposits or the Credit-Linked Deposit Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Lenders, the deposit by the Administrative Agent of the Credit-Linked Deposits in the Credit-Linked Deposit Account, the provisions of this Section 2.01(j) and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.01(c) constitute agreements among the Administrative Agent, the Issuer and each Lender in respect of the funding obligations of each Lender in respect of its Participation in Credits, and do not constitute any loan or extension of credit to the Company.

     2.02    Cash Collateral

     (a)  Upon the request of the Administrative Agent, (i) if, as of the Credit Expiration Date, (A) any Credit for any reason remains outstanding and partially or wholly undrawn or (B) any amount remains available to be drawn under any Credit by reason of the operation of Rule 3.14 of the ISP, or (ii) upon the occurrence of the circumstances described in Section 8.02(c) requiring the Company to Cash Collateralize Credits, the Company shall within two Business Days after receipt of such request Cash Collateralize the then Outstanding Amount of all Credits (in an amount equal to the Outstanding Amount thereof). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuer and the Lenders, as collateral for the Credit Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

Ten Year Letter of Credit and Term Loan Agreement

     (b)  The Company hereby grants the Administrative Agent, for the benefit of the Issuer and the Lenders, a security interest in all such Cash Collateral. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America and shall be subject to such Lien documentation as the Administrative Agent shall reasonably request. The Company hereby authorizes the filing by the Administrative Agent of any UCC-1 financing statements in connection therewith.

     2.03    Reduction of Total Credit-Linked Deposits; Conversion to Funded Term Loans.

     (a)  Reduction. The Company may, on or after the second anniversary of the Closing Date, upon notice from the Company to the Administrative Agent, permanently reduce the available amount of the Total Credit-Linked Deposit to an amount not less than the sum of the then Outstanding Amount of all Credit Obligations (other than Advances and Term Loans); provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., Dallas time, ten Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, or such lesser amount as would reduce the Total Credit-Linked Deposit to $0; and (iii) a Prepayment Premium, if any, shall be payable with respect to any amounts reduced. Such notice shall specify the proposed effective date of such reduction and the amount of the Prepayment Premium, if any. The Administrative Agent will promptly notify the Lenders of any such notice of reduction of the Total Credit-Linked Deposit. Once reduced in accordance with this Section, the Total Credit-Linked Deposit may not be increased. Any reduction of the Total Credit-Linked Deposit shall be applied to each Lender according to its Pro Rata Share. All Facility Fees and Fronting Fees shall accrue until the effective date of any reduction of the Total Credit-Linked Deposit and shall be paid on the effective date of such reduction if the Total Credit-Linked Deposit is $0 after giving effect to such reduction. Upon any such reduction, the Administrative Agent shall promptly remit to each Lender its Pro Rata Share of the amount of the reduction in the Total Credit-Linked Deposit and Prepayment Premium, if any.

     (b)  Conversion to Funded Term Loans.

          (i) Subject to the terms and conditions set forth herein (including satisfaction of the applicable conditions specified in Sections 4.02 and 4.03), the Company may elect to (A) cause the Lenders to make, and each Lender agrees to make, funded loans (“Term Loans”) to the Company in an aggregate principal amount up to the excess of (x) the Total Credit-Linked Deposit over (y) the Outstanding Amount of all Credit Obligations (other than Advances and Term Loans) (the amount of such excess being the “Unused Amount”), or (B) cause the Lenders to make, and each Lender agrees to make, one or more funded Term Loans in an aggregate principal amount up to the amount of a forthcoming drawing on any Credit, or (C) cause the Lenders to make, and each Lender agrees to make, one or more funded Term Loans in the aggregate amount of any Advances then outstanding by converting such Advances to Term Loans; in each case in accordance with the procedures set forth in this Section 2.03(b). Any Term Loans made under this Section 2.03(b) and subsequently repaid or prepaid may not be reborrowed.

Ten Year Letter of Credit and Term Loan Agreement

          (ii) The Company may irrevocably request the making of one or more Term Loans in an aggregate amount up to the Unused Amount or in an aggregate amount up to the anticipated drawing on a Credit from the proceeds of Credit-Linked Deposits, or in an aggregate amount up to the aggregate amount of Advances then outstanding by converting such Advances to Term Loans, as applicable, by delivering a Request for Term Loans therefor to the Administrative Agent, appropriately completed and signed by a Responsible Officer or Authorized Representative of the Company, not later than 10 Business Days prior to the proposed date of making of the Term Loans; provided that the Term Loans requested pursuant to Section 2.03(b)(i)(A) shall only be made on a day which is the last day of an Interest Period with respect to the Credit-Linked Deposits and the Company shall in any event pay the amounts, if any, payable under Section 3.04; and provided further that the minimum aggregate amount of Term Loans made on any date shall be (A) $25,000,000, in the case of Term Loans requested pursuant to Section 2.03(b)(i)(A), and (B) $10,000,000, in the case of Term Loans requested pursuant to Sections 2.03(b)(i)(B) and 2.03(b)(i)(C), or in each case of clauses (A) and (B) of this clause (ii), such lesser amount which, when added to the applicable Outstanding Amount of all (x) Credits and (y) the Unreimbursed Amounts for which Advances have not been made would equal the Total Credit-Linked Deposit.

          (iii) Following receipt of a Request for Term Loans, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof. Upon satisfaction of the applicable conditions set forth in Sections 4.02 and 4.03, the Administrative Agent shall (A) in the case of Term Loans made pursuant to Section 2.03(b)(i)(A), debit the Credit-Linked Deposit Account in an amount equal to the aggregate amount of the proposed Term Loans (but not exceeding the Unused Amount) and shall make such funds available to the Company either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company, (B) in the case of Term Loans made pursuant to Section 2.03(b)(i)(B), debit the Credit-Linked Deposit Account in an amount equal to the aggregate amount of the proposed Term Loans and transfer such funds to the Issuer in reimbursement of the applicable drawing on a Credit, and (C) in the case of Term Loans made pursuant to Section 2.03(b)(i)(C), record in its books and records and on the Register the conversion of the applicable Advances into Term Loans, which credit or transfer or recordation, as applicable, shall be deemed to be the making of the Term Loans by the Lenders hereunder, and such date shall be the “Term Loan Issuance Date” (and the Administrative Agent shall forthwith deliver a notice to each Lender informing such Lender of the applicable Term Loan Issuance Date). Each Lender hereby irrevocably authorizes the Administrative Agent to charge the Credit-Linked Deposit Account for such purpose. No Lender shall have any obligation to make Term Loans to the Company other than from the proceeds of its Credit-Linked Deposits.

          (iv) Interest Rate on Term Loans.

(A) Subject to the provisions of subsection (B) below, each Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate.

Ten Year Letter of Credit and Term Loan Agreement

(B) If any amount of the Term Loans is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(C) Interest on each Term Loan shall be due and payable in arrears on the first Business Day following the end of each Interest Period applicable thereto, at such other times as may be specified herein and on the Maturity Date. To the fullest extent permitted by applicable Law, interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

          (v) Repayment of Term Loans. The Company shall repay to the Administrative Agent for the account of the Lenders on the Maturity Date the aggregate principal amount of the Term Loans outstanding on such date.

          (vi) Optional Prepayment of Term Loans. The Company may, on or after the second anniversary of the Closing Date, at its option, upon notice to the Administrative Agent as provided below, prepay on any Business Day all, or from time to time any part of, the Term Loans (subject to the limitations sets forth below); provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., Dallas time, ten Business Days prior to the date of prepayment, (ii) any such partial prepayment shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, or such lesser amount as would reduce the Term Loans to $0; and (iii) a Prepayment Premium, if any, shall be payable with respect to any amounts prepaid. Such notice shall specify the proposed effective date of such prepayment, the aggregate principal amount of the Term Notes to be prepaid on such date, the interest to be paid on the prepayment date with respect to such principal amount being prepaid, which shall be the last day of the Interest Period therefor, and the amount of the Prepayment Premium, if any. The Administrative Agent will promptly notify the Lenders of any such notice of prepayment of the Term Loans. Once prepaid in accordance with this Section, such Term Loans may not be reborrowed. Upon any such prepayment, the Administrative Agent shall promptly remit to each Lender its Pro Rata Share of the amount of the prepayment of the Term Loans and Prepayment Premium, if any.

     2.04    Interest on Borrowings Other Than Term Loans.

     (a)  Each Borrowing (other than the Term Loans) shall bear interest on the outstanding principal amount thereof (i) from and including the applicable Borrowing date to and excluding the date six Business Days thereafter at an interest rate per annum equal at all times to the Base Rate plus 1.00% per annum, and (ii) from and including the sixth Business Day after the applicable Borrowing date at an interest rate per annum equal at all times to the Default Rate.

     (b)  If any other amount payable by the Company under any Credit Document is not paid when due (without regard to any applicable grace periods) whether at stated maturity, by

Ten Year Letter of Credit and Term Loan Agreement

acceleration or otherwise, each such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

     (c)  Accrued and unpaid interest on all such unpaid amounts (including interest on past due interest) shall be due and payable upon demand.

     (d)  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.05    Fees and Other Charges.

     (a)  Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a fee (the “Facility Fee”) equal to the Applicable Rate, expressed on a daily basis, times the actual daily amount of such Lender’s Credit-Linked Deposit. The Facility Fee shall accrue effective as of the Closing Date and shall be calculated quarterly in arrears by the Administrative Agent. If there is any change in the Applicable Rate during any quarter, the actual daily Credit-Linked Deposit amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Facility Fee shall be due and payable quarterly in arrears on the first Business Day following the end of each Interest Period relating to the Credit-Linked Deposits, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided that, in connection with any reduction of the Total Credit-Linked Deposit under Section 2.03, the accrued Facility Fee calculated for the period ending on such date shall also be paid on the date of such reduction, and the following quarterly payment shall be calculated on the basis of the period from such reduction date to such quarterly payment date. The Facility Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (b)  Fronting Fee. The Company shall pay directly to the Issuer for its own account, a fee (the “Fronting Fee”) equal to the rate per annum set forth in the letter agreement dated May 8, 2003 (the “Fee Letter”), among the Company, BAS and the Administrative Agent, times the daily amount of the Total Credit-Linked Deposit, due and payable quarterly in arrears on the first Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided that, in connection with any reduction of the Total Credit-Linked Deposit under Section 2.03, the accrued Fronting Fee calculated for the period ending on such date shall also be paid on the date of such reduction, and the following quarterly payment shall be calculated on the basis of the period from such reduction date to such quarterly payment date. At any time that an Event of Default exists, the Fronting Fee shall be increased by adding 2% to the amount thereof determined as provided in the Fee Letter. The Fronting Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (c)  Documentary and Processing Charges Payable to Issuer. The Company shall pay directly to the Issuer for its own account the customary and standard issuance, commission, presentation, amendment and other processing fees, and other standard costs and charges (if any), of the Issuer or any Affiliate of the Issuer, relating to its Credits as from time to time in

Ten Year Letter of Credit and Term Loan Agreement

effect and agreed upon between the Company and the Issuer. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

     (d)  Placement and Administrative Fees. The Company shall pay a placement fee to BAS, and shall pay an administrative fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the Fee Letter, and if a successor Administrative Agent is appointed pursuant to Section 9.09 hereof, the Company shall pay the administrative fees of such successor Administrative Agent.

     2.06    Computation of Interest and Fees.

     (a)  All computations of interest when the Base Rate is determined by reference to Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days, and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day or 366-day year). Interest shall accrue on each Advance or Term Loan for the day on which the Advance or Term Loan is made, and shall not accrue on an Advance or Term Loan, or any portion thereof, for the day on which the Advance, such Term Loan or such portion is paid, provided that any Advance or Term Loan that is repaid on the same day on which it is made shall bear interest for one day.

     (b)  The Administrative Agent shall promptly notify the Company and the Lenders of the LIBO Rate applicable to any Interest Period upon determination of such interest rate. The determination of LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Advances or Term Loans accruing interest based on the Base Rate are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     2.07    Evidence of Debt.

     (a)  The Credit-Linked Deposits, the Credit Extensions made by the Issuer, the participations of each Lender therein and any Advances and Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Issuer, such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Issuer, the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit-Linked Deposits, the Credit Extensions made by the Issuer and any Advances and Term Loans made by each Lender and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Credit Obligations. In the event of any conflict between the accounts and records maintained by the Issuer or any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     (b)  In addition to the accounts and records referred to in subsection (a), (i) the Credit-Linked Deposit of, and the obligation of the Company to pay Advances to, each Lender shall be

Ten Year Letter of Credit and Term Loan Agreement

evidenced by a Letter of Credit Linked Note in the form of Exhibit D attached hereto (a “Letter of Credit Linked Note”), executed by the Administrative Agent and by the Company, and (ii) the Term Loans of a Lender shall be evidenced by a Term Note in the form of Exhibit F attached hereto (a “Term Note”), executed by the Company.

     2.08    Payments Generally.

     (a)  All payments to be made by the Company to any Lender, the Administrative Agent, the Issuer or any other Person hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder to be made directly to the Issuer shall be made to the Issuer in accordance with its payment instructions in Dollars and in immediately available funds not later than the times and on the dates specified herein. Except as otherwise expressly provided herein and except with respect to such payments to be made directly to the Issuer, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Lenders or the Issuer to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m., Dallas time, on the date specified herein. The Administrative Agent will promptly distribute to the Issuer its applicable share as provided herein, or to each Lender its Pro Rata Share (or other applicable share as provided herein), of such payment in like funds as received by wire transfer to the Issuer in accordance with its payment instructions or to such Lender at its Lending Office. All payments received by the Administrative Agent after 1:00 p.m., Dallas time, or by the Issuer after the time specified herein or in any Issuer Document, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b)  If any payment to be made by the Company shall come due on a day other than a Business Day, or any other date specified hereunder would otherwise occur on a day other than a Business Day, then except as otherwise provided herein, such payment shall be made, or other date shall occur, on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c)  The obligations of the Lenders hereunder to fund Participations in Credits are several and not joint. The failure of any Lender to fund its Participation on the Closing Date with its Credit-Linked Deposit shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so purchase its Participation.

     (d)  Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Credit-Linked Deposit in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Credit-Linked Deposit in any particular place or manner.

     2.09    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans or Advances made by it or participations in Credit Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such

Ten Year Letter of Credit and Term Loan Agreement

fact, and (b) purchase from the other Lenders such subparticipations in the Term Loans or Advances made by them or in the participations in Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect thereof pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Lender so purchasing a subparticipation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such subparticipation as fully as if such Lender were the direct creditor of the Company in the amount of such subparticipation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of subparticipations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a subparticipation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Credit Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Credit Obligations purchased.

ARTICLE III
TAXES AND YIELD PROTECTION

     3.01    Taxes. (a) Subject to Section 10.15(a)(iii), any and all payments by the Company to or for the account of the Administrative Agent, the Issuer or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Issuer and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, the Issuer or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, the Issuer or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, the Issuer or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Company shall furnish to the

Ten Year Letter of Credit and Term Loan Agreement

Administrative Agent (which shall promptly forward the same to the Issuer or such Lender) the original or a certified copy of a receipt evidencing payment thereof.

     (b)  In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

     (c)  If the Company shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, the Issuer or any Lender, the Company shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent, the Issuer or any Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent, the Issuer or any Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d)  The Company agrees to indemnify the Administrative Agent, the Issuer and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Issuer and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Issuer, such Lender or the Administrative Agent makes a demand therefor.

     3.02    Increased Cost and Reduced Return; Capital Adequacy or Risk-Based Capital. (a) If the Issuer or any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Issuer’s or such Lender’s compliance therewith, there shall be any increase in the cost to the Issuer or such Lender of issuing or participating in Credits or the funding or maintaining Term Loans or Advances, or a reduction in the amount received or receivable by the Issuer or such Lender in connection with the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), or (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Issuer or such Lender is organized or has its Lending Office), then from time to time upon demand of the Issuer or such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to the Issuer or such Lender such additional amounts as will compensate the Issuer or such Lender for such increased cost or reduction; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of such demand or (B) any longer period of retroactive effect of any such change or requirement for compliance if such demand is made 120 days or less after such change or requirement for compliance.

Ten Year Letter of Credit and Term Loan Agreement

     (b)  If the Issuer or any Lender determines that the introduction of any Law regarding capital adequacy or risk-based capital or any change therein or in the interpretation thereof, or compliance by the Issuer or such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Issuer or such Lender or any corporation controlling the Issuer or such Lender as a consequence of the Issuer’s or such Lender’s obligations (for avoidance of doubt not including outstanding Term Loans and Advances) hereunder (taking into consideration its policies with respect to capital adequacy or risk-based capital and the Issuer’s or such Lender’s desired return on capital), then from time to time upon demand of the Issuer or such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to the Issuer or such Lender such additional amounts as will compensate the Issuer or such Lender for such reduction; provided that such compensation will be limited to (A) the period commencing not more than 120 days prior to the date of such demand or (B) any longer period of retroactive effect of any such change or requirement for compliance if such demand is made 120 days or less after such change or requirement for compliance.

     3.03    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBO Rate Term Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Term Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the Term Loans of such Lender, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Term Loans. Upon any such prepayment, the Company shall also pay accrued interest on the amount so prepaid.

     3.04   Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent), or demand of the Administrative Agent, from time to time, the Company shall promptly compensate such Lender or the Administrative Agent, as applicable, for and hold such Lender or the Administrative Agent harmless from any loss, cost or expense incurred by it as a result of:

     (a)  any payment or prepayment of any LIBO Rate Term Loan or Advance on a day other than the last day of the Interest Period for such Term Loan or Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b)  any reduction of the Total Credit-Linked Deposits on a day other than the last day of an Interest Period therefor;

     (c)  any failure by the Company to prepay or borrow any Term Loan on the date or in the amount notified by the Company; or

     (d)  any assignment of a LIBO Rate Term Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 3.07;

Ten Year Letter of Credit and Term Loan Agreement

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that such Lender shall use commercially reasonable efforts to mitigate any such loss, cost or expense.

     For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each LIBO Rate Term Loan made by it at the LIBO Rate used in determining the LIBO Rate for such Term Loan by a matching deposit or other borrowing in the London interbank LIBOR market for a comparable amount and for a comparable period, whether or not such LIBO Rate Term Loan was in fact so funded.

     3.05    Matters Applicable to All Requests for Compensation. A certificate of the Administrative Agent, the Issuer or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent, the Issuer or any Lender may use any reasonable averaging and attribution methods.

     3.06    Survival. All of the Company’s obligations under this Article III shall survive termination of the Credit-Linked Deposits and repayment of all Credit Obligations and all other amounts due hereunder for a period of one (1) year; provided, however, any and all of the Company’s obligations under this Article III related to Taxes shall survive for a period of three (3) years.

     3.07    Replacement of Lenders. On each occasion that a Lender either makes a demand for compensation pursuant to Section 3.02 in an amount in excess of the amount that the Company would have had to pay pursuant to such Section if such Lender’s Credit-Linked Deposit or Term Loan was held by a Lender with respect to which no such amounts would then be payable pursuant to such Section, the Company may, upon at least ten Business Days’ prior written notice to the Issuer, each such Lender and the Administrative Agent, in whole permanently replace the Credit-Linked Deposit or Term Loan of such Lender; provided that, the Company shall replace such Credit-Linked Deposit or Term Loan with the Credit-Linked Deposit or Term Loan of (a) any other Lender, or, if no other Lender shall agree to replace such Lender (within 30 days after being offered such option), (b) a substitute lending institution which is an Eligible Assignee (in each case, a “Replacement Lender”). Such Replacement Lender shall, upon the effective date of replacement, purchase the Credit-Linked Deposit or Term Loan of, and the Credit Obligations owed to, such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder. Such notice from the Company shall specify an effective date for the replacement of such Lender, which date shall not be earlier than the tenth day after the day such notice is given. On the effective date of any replacement of such Lender pursuant to this Section 3.07 and in accordance with the terms of Section 10.07, the Company shall pay to the Administrative Agent for the account of such Lender (i) any fees or other amounts due to such Lender to the date of such replacement, (ii) accrued interest on the principal amount of outstanding Borrowings and the Credit-Linked Deposit or Term Loan held by such Lender to the date of such replacement and (iii) any other amount or amounts payable to such Lender pursuant to this Section 3.07. Upon the effective date of replacement of any Lender pursuant to this Section 3.07, such Lender shall cease to be a

Ten Year Letter of Credit and Term Loan Agreement

“Lender” hereunder, without any other or further act or deed on the part of any other Lender. No such replacement of any such Lender, the purchase of such Lender’s Borrowings, Credit-Linked Deposit or Term Loans pursuant to this Section 3.07 shall affect (x) any liability or obligation of the Company or any other Lender to such replaced Lender which accrued on or prior to the date of such termination or (y) such replaced Lender’s rights hereunder in respect of any such liability or obligation.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01    Conditions of Credit-Linked Deposits and Initial Credit Extension. The obligation of each Lender to fund its Credit-Linked Deposit and the obligation of the Issuer to make its initial Credit Extension hereunder are subject to satisfaction or waiver of the following conditions precedent:

     (a)  The Administrative Agent’s and Lenders’ special counsel’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer or Secretary or assistant Secretary, as applicable of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, the Issuer, the Lenders and their respective legal counsel:

          (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, the Issuer, each Lender and the Credit Parties;

          (ii) certified copies of the certificate or articles of incorporation (including all amendments thereto) of each Credit Party, certified as of a recent date prior to the Closing Date by the Secretary of State of the respective states of incorporation of such Credit Party;

          (iii) copies of the bylaws (including all amendments thereto) of each Credit Party, certified as of the Closing Date by the Secretary or assistant Secretary of such Credit Party;

          (iv) incumbency certificates of the Secretary or assistant Secretary of each Credit Party evidencing the identity, authority and capacity of each Responsible Officer or Authorized Representative thereof authorized to act as a Responsible Officer or Authorized Representative in connection with this Agreement and the other Credit Documents to which such Credit Party is a party;

          (v) certificates of the Secretary of State or other appropriate official of the respective states of incorporation of each the Credit Party, certifying as of a recent date prior to the Closing Date that such Credit Party is duly organized or formed and validly existing and in good standing in the jurisdiction of its organization or formation as of such date, and certificates of the Secretary of State or other appropriate official of the State of Texas, certifying as of a recent date prior to the Closing Date that such Credit Party is in good standing and qualified to engage in business in the State of Texas;

Ten Year Letter of Credit and Term Loan Agreement

          (vi) true and correct copies of the resolutions adopted by the respective boards of directors of each Credit Party, duly certified as of the Closing Date by the Secretary or assistant Secretary of such Credit Party, (i) approving the transactions contemplated by (and the form of) this Agreement and the other Credit Documents and all other documents to be entered into in connection with this Agreement to be delivered by such Credit Party hereunder and (ii) authorizing the officers of such Credit Party, and each of them, acting individually or together, to execute and deliver each such document with such changes as such officer or officers shall approve;

          (vii) a certificate signed by a Responsible Officer of the Company certifying that (a) the representations and warranties contained in Article V, or any other Credit Document are true and correct, (b) no Default or Event of Default has occurred and is continuing, and (c) since the date of the Audited Financial Statements, no event or circumstance that either individually or in the aggregate has resulted in or could reasonably be expected to result in a Material Adverse Effect;

          (viii) opinions of counsel to each Credit Party, addressed to the Administrative Agent, the Issuer and each Lender, as to the matters set forth in Exhibit C-1 and such other matters concerning the Credit Parties and the Credit Documents as the Issuer or the Required Credit-Linked Lenders may reasonably request;

          (ix) opinions of counsel to the Administrative Agent and the Issuer, addressed to the Administrative Agent, the Issuer and each Lender, as to the matters set forth in Exhibit C-2 and Exhibit C-3 and such other matters as the Required Credit-Linked Lenders may reasonably request; and

          (x) opinion of special counsel to the Lenders, addressed to each Lender, as to the matters set forth in Exhibit C-4 and such other matters as the Required Credit-Linked Lenders may reasonably request.

     (b)  Any fees required to be paid on or before the Closing Date shall have been paid.

     (c)  The Company shall have paid all reasonable Attorney Costs of (i) the Administrative Agent, and (ii) the special counsel to the Lenders, in each case to the extent invoiced prior to or on the Closing Date.

     (d)  The Closing Date shall have occurred on or prior to June 30, 2003.

     (e)  On the Closing Date, each Lender’s purchase of its Participation shall (i) be permitted by the laws and regulations of each jurisdiction to which such Lender is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Lender to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by each Lender, such Lender shall have received an Officer’s Certificate certifying as to such matters of

Ten Year Letter of Credit and Term Loan Agreement

fact as such Lender may reasonably specify to enable such Lender to determine whether such purchase is so permitted. The wire transfer of funds on the Closing Date by each Lender in the amount of its Credit-Linked Deposit to the Administrative Agent shall constitute its confirmation as to satisfaction of this condition with respect to such Lender.

     (f)  A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for (i) the Letter of Credit Linked Notes and (ii) the Term Notes, which Private Placement number shall not be in the series of numbers issued to Bank of America Corporation and its affiliates, including but not limited to Bank of America.

     (g)  The Issuer shall have received evidence satisfactory to it that each Lender, in respect of its Participation hereunder, has funded its Credit-Linked Deposit.

     (h)  The Company and the Administrative Agent shall have executed and delivered to each Lender such Lender’s Letter of Credit Linked Note.

     (i)  The Administrative Agent and Bank of America in its capacity as depository shall have executed and delivered the Money Market Account Agreement and special counsel for the Lenders shall have received a copy thereof.

     4.02    Conditions to all Credit Extensions by the Issuer. The obligation of the Issuer to make any Credit Extension or honor any Request for Credit Extension is subject to the following conditions precedent:

     (a)  The representations and warranties of the Company and each other Credit Party contained in Article V, or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties relate expressly and solely to an earlier date, and except to the extent of changes resulting from transactions contemplated or permitted by the Credit Documents and changes occurring in the ordinary course of business which either individually or in the aggregate do not result in a Material Adverse Effect.

     (b)  No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

     (c)  There has occurred since the date of the Audited Financial Statements, no event or circumstance that either individually or in the aggregate has resulted in or could reasonably be expected to result in a Material Adverse Effect.

     (d)  Except in the case of any automatic renewal of any Auto-Renewal Credit or any automatic reinstatement of any Auto-Reinstating Credit, the Administrative Agent and the Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Ten Year Letter of Credit and Term Loan Agreement

     (e)  The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent, the Issuer or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.

     4.03    Conditions to Term Loans. The obligation of the Lenders to make any Term Loans is subject to the following conditions precedent:

     (a)  The Administrative Agent shall have received in accordance with the provisions of Section 2.03(b) hereof an originally executed Request for Term Loans.

     (b)  The Company, by a duly authorized Senior Responsible Officer, shall have executed and delivered to the Administrative Agent on the applicable Term Loan Issuance Date, for delivery to the Lenders, Term Notes to evidence such Term Loans, dated as of the Term Loan Issuance Date, in the aggregate principal amount of the Term Loans and with other appropriate insertions.

     (c)  The Administrative Agent shall have received an opinion of in-house counsel of the Company, addressed to the Administrative Agent and each Lender, substantially in the form of Exhibit H attached hereto.

     (d)  Conditions Satisfied. The Company shall have delivered to the Administrative Agent an Officer’s Certificate, dated as of the applicable Term Loan Issuance Date, in form and substance satisfactory to the Administrative Agent, certifying that all conditions precedent set forth in Sections 4.02(a) and (b) and 4.03 have been satisfied on and as of the applicable Term Loan Issuance Date.

Each Request for Term Loans submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Term Loan Issuance Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Administrative Agent and the Lenders that:

     5.01    Organization; Power and Authority.

     (a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it

Ten Year Letter of Credit and Term Loan Agreement

purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Credit Documents to which it is a party and to perform the provisions hereof and thereof.

     (b)  Holdings is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holdings and its Subsidiaries, taken as a whole. Holdings has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Credit Documents to which it is a party and to perform the provisions hereof and thereof.

     5.02    Authorization, etc.

     (a)  This Agreement and each other Credit Document have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and each other Credit Document to which the Company is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b)  This Agreement and each other Credit Document have been duly authorized by all necessary corporate action on the part of Holdings, and this Agreement constitutes, and each other Credit Document to which Holdings is a party when executed and delivered will constitute, a legal, valid and binding obligation of Holdings enforceable against Holdings in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c)  To the extent Credits are being issued for the account of Subsidiaries, at the time of each such Credit Extension, such Credits do and will inure to the benefit of the Company, and the Company’s business derives and will derive substantial benefits from the businesses of such Subsidiaries.

     5.03    Disclosure. The Company, through its agent, BAS, has delivered to each Lender a copy of a Private Placement Memorandum, dated May 2003 (the “Memorandum”), relating to the transactions contemplated hereby. As of its date, the Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. As of the Closing Date, this Agreement, the Memorandum, the documents, certificates or other writings delivered to the Lenders by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.05, taken as a whole, do not contain any untrue statement of a material fact or omit to

Ten Year Letter of Credit and Term Loan Agreement

state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2002, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in the Memorandum, in the Disclosure Documents, or in the other documents, certificates and other writings delivered to the Lenders by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

     5.04    Organization and Ownership of Shares of Subsidiaries; Affiliates.

     (a)  Schedule 5.04 contains (except as noted therein) complete and correct lists as of the Closing Date of (i) each of the Company’s Restricted Subsidiaries, showing, as to each Restricted Subsidiary, the correct name thereof and the jurisdiction of its organization, (ii) each of the Company’s Affiliates, and (iii) the Company’s directors and Senior Responsible Officers. As of the Closing Date, there are no Unrestricted Subsidiaries.

     (b)  As of the Closing Date, all of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except for any Permitted Lien or as otherwise disclosed in Schedule 5.04).

     (c)  Each Subsidiary identified on Schedule 5.04 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

     (d)  As of the Closing Date, no Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the agreements listed on Schedule 5.04 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

     5.05    Financial Statements.

     The Company has delivered to the Issuer and each Lender the financial statements of the Company and its Subsidiaries listed on Schedule 5.05. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the

Ten Year Letter of Credit and Term Loan Agreement

respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

     5.06    Compliance with Laws, Other Instruments, etc.

     (a)  The execution, delivery and performance by the Company of this Agreement, the Letter of Credit Linked Notes and the Term Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, or lease, its corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     (b)  The execution, delivery and performance by Holdings of this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of Holdings under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, lease, corporate charter or by-laws, or any agreement or instrument to which Holdings is bound or by which Holdings or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to Holdings, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to Holdings.

     5.07    Governmental Authorizations, etc.

     (a)  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Letter of Credit Linked Notes or the Term Notes.

     (b)  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Holdings of this Agreement.

     5.08    Litigation; Observance of Agreements, Statutes and Orders.

     (a)  Except as disclosed in Schedule 5.08 or in the Disclosure Documents, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected, after offset for claims against insurers, to have a Material Adverse Effect.

Ten Year Letter of Credit and Term Loan Agreement

     (b)  Except as disclosed in Schedule 5.08 or in the Disclosure Documents, neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.09    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP. The federal income tax liabilities of the Company and its Subsidiaries have been determined by the IRS and paid for all fiscal years up to and including the fiscal year ended December 31, 1987.

     5.10    Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that the Company and the Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.05 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     5.11    Licenses, Permits, etc. Except as disclosed in Schedule 5.11,

     (a)  the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known material conflict with the rights of others;

     (b)  to the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

     (c)  to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent,

Ten Year Letter of Credit and Term Loan Agreement

copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries.

     5.12    Compliance with ERISA.

     (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

     (b)  The present value of the aggregate accrued benefits under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the valuation date for the most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefits (i) in the case of any single Plan, by an amount which, if said amount were immediately contributed to the Plan, could have a Material Adverse Effect, and (ii) in the case of all said Plans, by an amount which, if said amount were immediately contributed to the Plans, could have a Material Adverse Effect.

     (c)  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

     (d)  The expected obligation for postretirement benefits other than pensions (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code and after taking into account any governmental reimbursements) of the Company and its Subsidiaries is not Material.

     (e)  The execution and delivery of this Agreement and the issuance and sale of the Letter of Credit Linked Notes and the Term Notes will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representations by the Company in the first sentence of this Section 5.12(e) are made in reliance upon and subject to the accuracy of each Lender’s representations in Section 10.10(b) as to the sources of the funds used to pay the purchase price of its Participation under this Agreement.

     5.13    Private Offering by Company. Neither the Company nor anyone acting on its behalf has offered the Letter of Credit Linked Notes or Term Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated

Ten Year Letter of Credit and Term Loan Agreement

in respect thereof with, any Person other than the Lenders and not more than seventeen (17) other Institutional Investors, each of which has been offered the Letter of Credit Linked Notes and Term Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Letter of Credit Linked Notes or Term Notes to the registration requirements of Section 5 of the Securities Act.

     5.14    Use of Proceeds; Margin Regulations. The Company will apply the proceeds from the Advances and the Term Loans hereunder for general corporate purposes of the Company and its Subsidiaries. No part of the proceeds from the Credit Extensions hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the FRB (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220). Margin stock does not constitute more than 5.0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

     5.15    Existing Indebtedness. Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of March 31, 2003, specifying whether such Indebtedness is secured or unsecured. From March 31, 2003 to the Closing Date, there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Restricted Subsidiaries. As of the Closing Date, neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness of the Company or such Restricted Subsidiary, and no event or condition exists with respect to any such Indebtedness of the Company or any Restricted Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

     5.16    Foreign Assets Control Regulations, etc. Neither any Credit Extension to the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any of its Subsidiaries or its Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Company and its Subsidiaries and its Affiliates are in compliance, in all Material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from any Credit

Ten Year Letter of Credit and Term Loan Agreement

Extension hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     5.17    Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or, except as disclosed in Schedule 5.17, the Federal Power Act, as amended.

     5.18    Environmental Matters. Except as disclosed in the Disclosure Documents, neither the Company nor any Restricted Subsidiary has knowledge of any Material claim or has received any notice of any Material claim, and no proceeding has been instituted raising any Material claim against the Company or any of its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Lender in writing,

     (a)  neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

     (b)  neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

     (c)  all buildings on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     5.19    Compliance With Issuance Limits. Both before and after giving effect to any Credit Extension, all Credits issued and outstanding hereunder are in full compliance with the Issuance Limits.

     5.20    Tax Shelter Regulations. The Company does not intend to treat the Advances, Term Loans and Credits and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

Ten Year Letter of Credit and Term Loan Agreement

ARTICLE VI
AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Credit-Linked Deposit, Letter of Credit Linked Note or Term Note hereunder or any Credit hereunder shall remain outstanding:

     6.01    Financial and Business Information. The Company shall deliver to the Administrative Agent, the Issuer and to each of the Lenders, in form and detail satisfactory to the Administrative Agent, the Issuer and the Required Credit-Linked Lenders:

     (a)  Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

          (i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

          (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC, if applicable, shall be deemed to satisfy the requirements of this Section 6.01(a) so long as such Quarterly Report on Form 10-Q includes the financial statements identified in clauses (i) and (ii) above;

     (b)  Annual Statements — within 100 days after the end of each fiscal year of the Company, duplicate copies of,

          (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

          (ii) consolidated statements of income, shareholder’s equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection

Ten Year Letter of Credit and Term Loan Agreement

with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, if applicable, shall be deemed to satisfy the requirements of this Section 6.01(b) so long as such Annual Report on Form 10-K includes the financial statements identified in clauses (i) and (ii) above;

     (c)  SEC and Other Reports — promptly, following the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the Company’s and its Subsidiaries’ stockholders generally;

     (d)  Outstanding Credits – not later than five (5) Business Days after the end of each quarter, the information with respect to the outstanding Credits as is required under Section 2.01(j);

     (e)  [intentionally omitted]

     (f)  Notice of Default or Event of Default – promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

     (g)  ERISA Matters — promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

          (i) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

          (iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

Ten Year Letter of Credit and Term Loan Agreement

     (h)  Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that the Company reasonably believes could have a Material Adverse Effect;

     (i)  Additional Reporting Requirement — in the event that Unrestricted Subsidiaries account for more than 10% of the Consolidated Total Assets of the Company and its Subsidiaries, or more than 10% of the consolidated revenue of the Company and its Subsidiaries, in each case as of the last day of the fiscal quarter or fiscal year for which the Company is delivering financial information pursuant to Sections 6.01(a) and (b), then each such set of financial information delivered pursuant to Sections 6.01(a) and (b) shall be accompanied by unaudited financial statements for all Unrestricted Subsidiaries of the Company taken as a group, together with consolidating statements reflecting eliminations or adjustments required to reconcile such group statements to the consolidated financial statements of the Company and its Subsidiaries;

     (j)  Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder, under the Letter of Credit Linked Notes and under the Term Notes or the ability of Holdings to perform its obligations hereunder as from time to time may be reasonably requested by any Lender, including without limitation and subject to Section 10.07, such information as is required by SEC Rule 144A under the Securities Act to be delivered to a prospective transferee of the Letter of Credit Linked Notes or Term Notes.

     6.02    Officer’s Certificate. Each set of financial statements delivered to a Lender pursuant to Section 6.01(a) or Section 6.01(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

     (a)  Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 7.02(c)(iv), 7.03(m), 7.04 and 7.05, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

     (b)  Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Ten Year Letter of Credit and Term Loan Agreement

     6.03    Inspection. The Company shall permit the representatives of each Lender:

     (a)  No Default — if no Default or Event of Default then exists, at the expense of such Lender, to visit the principal executive office of the Company and to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

     (b)  Default — if a Default or Event of Default then exists, at the expense of the Company and upon reasonable prior notice, to visit the principal executive office of the Company, to examine all relevant books of account, records, reports and other papers relating to the Company’s and Holdings’ performance of their respective obligations under this Agreement, the Letter of Credit Linked Notes and the Term Notes and to make copies and abstracts therefrom, and to discuss the Company’s and its Restricted Subsidiaries’ affairs, finances and accounts with the Company’s officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such reasonable times during normal business hours and as often as may be reasonably requested.

     6.04    Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.05    Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such risks, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

     6.06    Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties or failing to carry on any such business if the Company has concluded that such discontinuance or failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.07    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all income tax and similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and pay all other

Ten Year Letter of Credit and Term Loan Agreement

taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need file any such returns or pay any such tax or assessment or claims (i) if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, diligently conducted, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary, or (ii) to the extent that the failure to file such returns and the nonpayment of all such taxes, assessments and claims, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     6.08    Corporate Existence, Etc. Subject to Section 7.02, the Company will at all times preserve and keep in full force and effect its corporate existence, and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries, unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

     6.09    Books and Records. The Company will, and will cause each Restricted Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

     6.10    Purpose of Credits. Each Credit shall be used directly or indirectly to cover (a) a default in the performance of any non-financial or commercial obligations of the Company or any Subsidiary under specific contracts, including a Credit issued in favor of a bank or other surety who in connection therewith issues a guarantee or similar undertaking, performance bond, surety bond or other similar instrument that covers a default in the performance of any non-financial or commercial obligations under specific contracts or the payment of any financial contractual obligation, or (b) the payment of any financial contractual obligation of the Company or any Subsidiary.

ARTICLE VII
NEGATIVE COVENANTS

     So long as any Lender shall have any Credit-Linked Deposit, any Letter of Credit Linked Note or any Term Note hereunder or any Credit shall remain outstanding:

     7.01    Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any Material transaction or Material

Ten Year Letter of Credit and Term Loan Agreement

group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

     7.02    Merger, Consolidation, Sale of Assets, etc.

     (a)  The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person unless immediately after giving effect to any consolidation or merger no Default or Event of Default would exist and:

          (i) in the case of a consolidation or merger of a Restricted Subsidiary, either (x) the surviving or continuing corporation is the Company or another Restricted Subsidiary or (y) such consolidation or merger, if considered as the sale of the assets of such Restricted Subsidiary to such other Person, would be permitted by Section 7.02(c); and

          (ii) in the case of a consolidation or merger of the Company, the successor corporation which results from such consolidation or merger (the “surviving corporation”), if not the Company, shall have executed and delivered to the Issuer, the Administrative Agent and each Lender in writing its assumption of the due and punctual payment of all Credit Obligations, and the due and punctual performance and observation of all covenants in this Agreement, the Letter of Credit Linked Notes and the Term Notes, to be performed or observed by the Company hereunder and under the Credit Documents and shall furnish to the Issuer, the Administrative Agent and such Lenders a customary opinion of counsel solely to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

     (b)  The Company will not sell, lease (as lessor) or otherwise transfer all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

          (i) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (ii) the successor corporation to which all or substantially all of the Company’s assets have been sold, leased or transferred (the “successor corporation”) shall have executed and delivered to the Issuer, the Administrative Agent and each Lender in writing its assumption of the due and punctual payment of all Credit Obligations, and the due and punctual performance and observation of all covenants in this Agreement, the Letter of Credit Linked Notes and the Term Notes, to be performed or observed by the Company hereunder and under the Credit Documents and shall furnish to the Issuer, the Administrative Agent and such Lenders a customary opinion of counsel solely to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and

Ten Year Letter of Credit and Term Loan Agreement

agreement of the successor corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

     No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 7.02 from its liability under this Agreement or the Credit Documents.

     (c)  The Company will not, and will not permit any Restricted Subsidiary to, sell, lease (as lessor), transfer, abandon or otherwise dispose of (collectively, a “Disposition”) any assets in one or a series of transactions (including, without limitation, in any sale-leaseback transaction), other than those assets consisting of accounts receivable sold through any Permitted Receivables Transaction, to any Person other than:

          (i) Dispositions in the ordinary course of business of inventory or of equipment, fixtures, supplies or materials no longer required in the business of the Company or any of its Restricted Subsidiaries or that is obsolete;

          (ii) Dispositions by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (iii) the sale of assets for cash or other property if all of the following conditions are met:

(A) such assets (valued at book value) do not constitute a “substantial part” of the assets of the Company and its Restricted Subsidiaries;

(B) in the opinion of a Responsible Officer of the Company, the sale is for fair value and is in the best interests of the Company; and

(C) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist; or

          (iv) the sale of assets meeting the conditions set forth in clauses (B) and (C) of clause (iii) above, as long as the cash proceeds from such sale in excess of a substantial part of the assets of the Company and its Restricted Subsidiaries (net of expenses of sale and an amount reasonably estimated by the Company to represent incremental income taxes due as a result of such sale) are (i) applied within 365 days of the date of receipt to the acquisition of productive assets useful and intended to be used in the operation or expansion of the business of the Company or its Restricted Subsidiaries, and/or (ii) used to repay any Indebtedness of the Company or its Restricted Subsidiaries (other than (x) Indebtedness that is in any manner subordinated in right of payment in any respect to Indebtedness arising or incurred under this Agreement, (y) Indebtedness owing to the Company, any of its Subsidiaries or any Affiliate, and (z) Indebtedness in respect of any revolving credit or similar credit facility providing the Company or any of its Restricted Subsidiaries with the right to obtain loans or other extensions

Ten Year Letter of Credit and Term Loan Agreement

of credit from time to time, except to the extent that in connection with such payment of Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Indebtedness).

     (d)  For purposes of Section 7.02(c), a sale of assets will be deemed to involve a “substantial part” of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, together with all other assets sold, including mergers effected pursuant to Section 7.02(a)(i)(y) and the issuance, sale, transfer or disposition of stock or other Securities of Restricted Subsidiaries (except to the Company or another Restricted Subsidiary) effected pursuant to Section 7.02(e), during the same fiscal year (except (1) those assets sold pursuant to clauses (i) and (ii) of Section 7.02(c), and (2) those assets consisting of receivables sold through any Permitted Receivables Transaction permitted under Section 7.03(i)) equals at least 15.00% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries determined as of the end of the immediately preceding fiscal year.

     (e)  The Company will not permit any Restricted Subsidiary to issue shares of stock or other Securities to any Person other than the Company or another Restricted Subsidiary. The Company will not, and will not permit any Restricted Subsidiary to, issue, sell, transfer or otherwise dispose of its interest in any stock or any other Securities (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock or other Securities) of any Restricted Subsidiary (except to the Company or another Restricted Subsidiary) unless such issuance, sale, transfer or disposition (valued at book value) would be permitted under Section 7.02(c).

     7.03    Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of its properties or assets, whether now owned or hereafter acquired, except for the following (which are collectively referred to as “Permitted Liens”):

     (a)  Mechanics’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or which are being contested in good faith;

     (b)  Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license (including, without limitation, any Lien arising by reason of one or more letters of credit in connection with any international waste management contract to be performed by the Company or any of its Subsidiaries or their respective Affiliates);

     (c)  Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

Ten Year Letter of Credit and Term Loan Agreement

     (d)  Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

     (e)  Landlords’ liens on fixtures located on premises leased by the Company or any Restricted Subsidiary in the ordinary course of business;

     (f)  [intentionally omitted]

     (g)  Liens arising by reason of deposits to qualify the Company or any Restricted Subsidiary to conduct business, to maintain self-insurance, or to obtain the benefit of, or comply with, Laws;

     (h)  Liens that secure any Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

     (i)  Liens created or deemed to be created under Permitted Receivables Transactions at any time provided such Liens do not extend to any property or assets other than the trade receivables sold pursuant to such Permitted Receivables Transactions, interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables; any security interests or other Liens and property subject thereto (other than on any leases or related lease payment rights or receivables between the Company and any of its Restricted Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors describing the collateral securing such trade receivables (together with any financing statements signed by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions;

     (j)  Liens existing at Closing and reflected on Schedule 7.03 hereto;

     (k)  (i) Liens upon property or assets which are created prior to or contemporaneously with, or within 360 days after, (1) in the case of the acquisition of such property or assets, the completion of such acquisition; and (2) in the case of the construction, development or improvement of such property or assets, the later to occur of the completion of such construction, development or improvement or the commencement of operation or use of the property or assets, which Lien secures or provides for the payment, financing or refinancing, directly or indirectly, of all or any part of the acquisition cost of such property or assets or the cost of construction, development or improvement thereof; or (ii) any Lien upon property or assets existing at the time of the acquisition thereof, which Lien secures obligations assumed by the Company or any Restricted Subsidiary; or (iii) any conditional sales agreement or other title retention agreement with respect to any property or assets acquired by the Company or any Restricted Subsidiary; or (iv) any Lien existing on the property or assets or shares of stock of a corporation or firm at the time such corporation or firm is merged into or consolidated with the Company or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the property or assets of such corporation or firm as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary or at the time such corporation becomes a Restricted Subsidiary; or (v) any Lien existing on the property, assets or shares of stock of any successor which shall have become the Company in accordance with the provisions set forth in Section 7.02; provided, in each case, that

Ten Year Letter of Credit and Term Loan Agreement

any such Lien described in the foregoing clauses (ii), (iii), (iv) or (v) does not attach to or affect property or assets owned by the Company or any Restricted Subsidiary prior to the event referred to in such clauses; provided further (for avoidance of doubt) that any such Lien described in the foregoing clauses (i), (ii) or (iii) may be created in favor of any Governmental Authority.

     (l)  Any extension, renewal or refunding (or successive extensions, renewals or refundings) in whole or in part of any Indebtedness secured by any Lien referred to in the foregoing clauses, inclusive, provided that the principal amount of the Indebtedness secured is not increased or the maturity thereof reduced and the Lien securing such Indebtedness shall be limited to the property or assets that, immediately prior to such extension, renewal or refunding, secured such Indebtedness and additions to such property or assets; and

     (m)  Liens securing Priority Debt, provided that Priority Debt shall not at any time exceed 15.00% of Consolidated Tangible Assets as of the then most recently ended fiscal quarter or fiscal year of the Company for which financial information is reportable pursuant to Sections 6.01(a) and (b).

     7.04    Limitation on Consolidated Debt. The Company will not permit at any time the ratio of (a) Consolidated Debt to (b) Adjusted Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company to be greater than 3.75 to 1.00.

     7.05    Limitation on Priority Debt. The Company will not permit Priority Debt at any time to exceed 15.00% of Consolidated Tangible Assets as of the end of the most recently ended fiscal quarter or fiscal year of the Company for which financial information is reportable pursuant to Sections 6.01(a) and (b).

     7.06    Nature of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business of the Company and its Restricted Subsidiaries, taken as a whole, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the nature of the business engaged in by the Company and its Restricted Subsidiaries, taken as a whole, on the Closing Date.

     7.07    Designation of Unrestricted Subsidiaries. The Company may designate any newly-formed or newly-acquired Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary; provided that if the Company shall fail to so designate by the end of the fiscal quarter in which such Subsidiary is formed or acquired, such Subsidiary shall be deemed to be a Restricted Subsidiary. In addition, the Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (a) if such Subsidiary initially is a Restricted Subsidiary, then such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary and such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary, but no further changes in designation may be made; (b) if such Subsidiary initially is an Unrestricted Subsidiary, then such Unrestricted Subsidiary may be subsequently designated as a Restricted Subsidiary and such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary, but no further changes in designation may be made; (c) immediately before and after designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a

Ten Year Letter of Credit and Term Loan Agreement

Restricted Subsidiary there exists no Default or Event of Default; and (d) Holdings may not be designated as an Unrestricted Subsidiary.

     7.08    Margin Stock. The Company shall not use the Credits, the Advances or the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock with in the meaning of Regulation U of the FRB.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

     8.01    Events of Default. Any of the following shall constitute an Event of Default:

     (a)  Non-Payment of Drawing or Principal Amount. The Company fails to pay when and as required to be paid herein or in any other Credit Document (i) within six Business Days after the applicable Reimbursement Date of any drawing under any Credit, the amount of such drawing (unless within such six Business Day period a Request for Term Loans has been received pursuant to Section 2.03(b), and such Term Loans are made in accordance with the terms and conditions of Sections 2.03, 4.02 and 4.03 within 15 Business Days of the receipt by the Administrative Agent of such Request for Term Loans), or (ii) on the Maturity Date, the aggregate principal amount of any Term Loan or Advances outstanding; or

     (b)  Non-Payment of Interest and Other Amounts. The Company defaults in the payment of any interest on any Letter of Credit Linked Note or Term Note, any Facility Fee or Fronting Fee due hereunder, or other amount payable hereunder or under any other Credit Document for more than five (5) Business Days after the same becomes due and payable; or

     (c)  Specific Covenants. The Company defaults in the performance of or compliance with (i) Section 7.05, which default is not remedied within ten (10) Business Days after a Responsible Officer obtaining actual knowledge of such default, or (ii) Sections 7.02, 7.03, or 7.04; or

     (d)  Other Defaults. The Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 8.01) and such default is not remedied within thirty (30) days after a Responsible Officer obtaining actual knowledge of such default; or

     (e)  Representations and Warranties. Any representation or warranty made in writing by or on behalf of the Company or Holdings or by any officer of the Company or Holdings in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

     (f)  Cross-Defaults. (i) A default in the payment of any principal of or premium or make-whole amount or interest on any Material Debt has occurred and continues beyond any period of grace provided with respect thereto, or (ii) any other default in the performance of or compliance with any term of any evidence of any Material Debt or of any mortgage, indenture or other agreement relating thereto exists, and as a consequence of such default such Material Debt has become, or has been declared (or one or more Persons are entitled to declare such Material Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of

Ten Year Letter of Credit and Term Loan Agreement

payment, or (iii) as a consequence of the occurrence or continuation of any event, (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay any Material Debt before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay any Material Debt, or (iv) an event or condition shall occur which results in an “Event of Default” under the Seven Year Agreement or the Five Year Agreement; or

     (g)  Failure to Pay Debts; Voluntary Proceedings. The Company, any Restricted Subsidiary or Holdings (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (h)  Involuntary Proceedings. A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any Restricted Subsidiary or Holdings, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Restricted Subsidiary or Holdings, or any such petition shall be filed against the Company, any Restricted Subsidiary or Holdings and such petition shall not be dismissed within 60 days; or

     (i)  Judgments. A final judgment or judgments for the payment of money aggregating in excess of 10.00% of Consolidated Net Worth are rendered against one or more of the Company, any Restricted Subsidiary or Holdings and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

     (j)  Invalidity of Holdings Guaranty. If for any reason (other than payment in full of all obligations under this Agreement, the Letter of Credit Linked Notes and the Term Notes) the Holdings Guaranty shall cease to be in full force and effect (other than as expressly provided in Section 11.09 of this Agreement), or the Company or Holdings (or any other Person on behalf of the Company or Holdings) shall contest the validity or enforceability of such Holdings Guaranty, deny that Holdings has any further liability hereunder, or seek to revoke such Holdings Guaranty; or

     (k)  ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a

Ten Year Letter of Credit and Term Loan Agreement

trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 10.00% of Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

     (l)  Change in Control. At any time any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common voting stock of the Company; or during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Company.

As used in Section 8.01(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

     8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Credit-Linked Lenders, take any or all of the following actions, which actions shall be taken simultaneously under this Agreement, the Seven Year Agreement and the Five Year Agreement:

     (a)  declare any obligation of the Issuer to make Credit Extensions and the obligations of the Lenders to make Term Loans to be terminated, whereupon such commitments and obligation shall be terminated;

     (b)  declare all amounts owing or payable hereunder (including the Prepayment Premium, if any) or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

     (c)  require that the Company Cash Collateralize the Credit Obligations (other than Advances and Term Loans) (in an amount equal to the Outstanding Amount thereof, as such amount may vary from time to time); and

Ten Year Letter of Credit and Term Loan Agreement

     (d)  exercise on behalf of itself, the Issuer and the Lenders all rights and remedies available to it, the Issuer and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default pursuant to Sections 8.01(g) or (h), any obligation of the Issuer or the Lenders to make Credit Extensions shall automatically terminate, all unpaid amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the Credit Obligations (other than Advances and Term Loans) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

     Thereafter, at the request of the Required Lenders, the Administrative Agent shall (x) withdraw from the Credit-Linked Deposit Account and distribute to the Lenders an amount equal to the excess of the Total Credit-Linked Deposit over the Outstanding Amount of the Credit Obligations (other than Advances and Term Loans), and (y) subject to, and to the extent of, the Company’s compliance with any Cash Collateralization requirements as aforesaid, withdraw from the Credit-Linked Deposit Account and distribute to the Lenders the aggregate amount of any remaining Credit-Linked Deposits to the extent of the amount credited to the Credit-Linked Deposit Account; in each case subject to any notice required pursuant to the Money Market Account Agreement.

     8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the obligations of the Issuer to make Credit Extensions have been automatically terminated and the Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent, the Issuer or the Lenders on account of the Credit Obligations shall be applied by the Administrative Agent in the following order:

     First, to payment of fees, indemnities, expenses and other amounts (including interest thereon, Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

     Second, to payment of fees, indemnities and other amounts (excluding principal and interest on any Borrowings but including interest, if any, on any such fees, indemnities and other amounts) payable to the Issuer and the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Credit Obligations constituting accrued and unpaid interest on the Borrowings, to the Issuer and ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Credit Obligations constituting unpaid principal of the Borrowings, to the Issuer and ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the Issuer, to Cash Collateralize that portion of Credit Obligations comprised of the aggregate undrawn amount of Credits; and

Ten Year Letter of Credit and Term Loan Agreement

     Last, the balance, if any, after all of the Credit Obligations have been paid in full, to the Company or as otherwise required by Law.

     Subject to Section 2.01(c), amounts used to Cash Collateralize the aggregate undrawn amount of Credits pursuant to clause Fifth above shall be applied to satisfy drawings under such Credits as they occur. If any amount remains on deposit as Cash Collateral after all Credits have either been fully drawn or expired, such remaining amount shall be applied to the other Credit Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

     9.01 Appointment and Authorization of Administrative Agent. (a) Each of the Lenders and the Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with the Issuer, any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b)  The Issuer shall act on behalf of the Lenders with respect to any Credits issued by it and the Issuer Documents associated therewith, and the Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX (other than Section 9.07) with respect to any acts taken or omissions suffered by the Issuer in connection with Credits issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Credits as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuer.

     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Ten Year Letter of Credit and Term Loan Agreement

     9.03    Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

     9.04    Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Credit-Linked Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or Required Credit-Linked Lenders, as applicable (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     (b)  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from the Issuer, a Lender or the Company referring to this Agreement, describing

Ten Year Letter of Credit and Term Loan Agreement

such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Credit-Linked Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     9.06    Credit Decision; Disclosure of Information by Administrative Agent. Each Lender and the Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and the Issuer represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and made its own decision to enter into this Agreement and to extend credit to the Company and any other Credit Parties hereunder. Each Lender and the Issuer hereby acknowledge that it has not relied on any Agent-Related Person (other than as a recipient of legal opinions of counsel to the Administrative Agent delivered pursuant to Section 4.01(a)(vi)) with respect to any bank or other regulatory Laws relating to the transactions contemplated hereby. Each Lender and the Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Issuer and the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide the Issuer or any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     9.07    Indemnification of Administrative Agent. The Lenders shall indemnify upon demand, in Dollars, the Administrative Agent, in its capacity as Administrative Agent, and the Affiliates (to the extent such Affiliates are acting for the Administrative Agent in such capacity), officers, directors, employees, agents and attorneys-in-fact thereof who are acting for or on behalf of the Administrative Agent (pursuant to the express authorization of, or by express delegation from, the Administrative Agent) in connection with this Agreement (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata in accordance with its Pro Rata Share, and hold harmless each such

Ten Year Letter of Credit and Term Loan Agreement

Person from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of or in connection with (before or after the Closing Date) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (the “Agent Indemnified Liabilities”), incurred by any such Person in connection with the Administrative Agent’s exercise of powers and performance of duties expressly provided for under this Agreement; provided, however, that no Lender shall be liable for the payment to any such Person of any portion of such Agent Indemnified Liabilities resulting from such Person’s own gross negligence or willful misconduct; and provided further, however, that no action taken in accordance with the directions of the Required Lenders or Required Credit-Linked Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section; and provided further, however, that the Agent Indemnified Liability was incurred by or asserted against the Administrative Agent in its capacity as such, or such Affiliate or other Person acting for the Administrative Agent in such capacity. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent (i) in connection with any enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Credit Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), or (ii) otherwise, while an Event of Default exists, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company within 30 days after demand therefor; provided in each case that such cost or expense was incurred by the Administrative Agent in its capacity as such; and provided, however, in each case that before making any demand on the Lenders for reimbursement of any such cost or expense, the Administrative Agent shall have first requested the Company to pay such amounts and made a good faith determination that the Company will not honor such request. Notwithstanding the foregoing, no Lender shall be liable for any indirect, special, punitive or consequential damages claimed by any Person under this Section 9.07 (other than such damages claimed by such Person as a result of such damages being claimed against such Person by a third party). The undertaking in this Section shall survive termination of the Credit-Linked Deposits, the payment of all other Credit Obligations and other amounts due hereunder and the resignation of the Administrative Agent. Notwithstanding the foregoing, (a) no Lender shall be obligated to reimburse or indemnify the Administrative Agent, in its capacity as Administrative Agent, and the Affiliates (to the extent such Affiliates are acting for the Administrative Agent in such capacity), officers, directors, employees, agents and attorneys-in-fact thereof, in respect of the transactions contemplated by Section 10.19 resulting from a Deposit Account Interest Non-Payment Event or in respect of any other nonpayment of funds owing to the Lenders, if such other nonpayment results solely from the Administrative Agent’s nonperformance of its paying agency duties hereunder (and not from any action or inaction of the Company or any other unrelated Person), and (b) no Lender shall be obligated to reimburse or indemnify BAS.

Ten Year Letter of Credit and Term Loan Agreement

     9.08    Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit and guarantees or other undertakings for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

     9.09    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuer under this Agreement; provided, however, the Administrative Agent may not resign if (i) it is the Issuer of any outstanding Credits under this Agreement or (ii) any Credit-Linked Deposits of any Lender exist. If the Administrative Agent resigns under this Agreement, the Required Credit-Linked Lenders shall appoint a successor administrative agent for the Lenders which successor administrative agent shall require the consent of the Company at all times other than during the existence of any Default or Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Credit-Linked Lenders and the Company, a successor administrative agent from among the Credit-Linked Lenders with the consent of such Credit-Linked Lender and the consent of the Company (which consent of the Company shall be required at all times other than during the existence of any Default or Event of Default and shall not be unreasonably withheld or delayed). The successor administrative agent under this Agreement, the Seven Year Agreement and the Five Year Agreement shall at all times be the same Person. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE X
MISCELLANEOUS

     10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than Issuer Documents to the extent permitted by Section 2.01(b)), and no consent to any departure by the Company or any other Credit Party therefrom (other than a departure of Holdings pursuant to Section 11.09 of this Agreement), shall be effective unless (A) in writing signed by the Required Credit-Linked Lenders and the Company or the applicable Credit Party, as the case may be, and acknowledged by the Administrative

Ten Year Letter of Credit and Term Loan Agreement

Agent and (B) a corresponding amendment, waiver or consent under (i) the Seven Year Agreement and (ii) the Five Year Agreement is also effective (it being understood that the same terms and conditions with respect to such amendment, waiver or consent shall apply to all Credit-Linked Lenders), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, without the written consent of each Lender with Credit Obligations directly affected (whose consent shall be required for any such amendment, waiver or consent in addition to that of the Required Credit-Linked Lenders):

     (a)  waive any condition set forth in Section 4.01;

     (b)  extend the Maturity Date or increase the Credit-Linked Deposit of any Lender (or reinstate any obligation to make Credit Extensions terminated pursuant to Section 8.02 in which such Lender participates);

     (c)  postpone any date fixed by this Agreement or any other Credit Document (other than Issuer Documents to the extent permitted by Section 2.01(b)) for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document (other than Issuer Documents to the extent permitted by Section 2.01(b));

     (d)  reduce the principal of, or the rate of interest specified herein on, any Borrowing, or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Credit Document (other than Issuer Documents to the extent permitted by Section 2.01(b)); provided, however, that only the consent of the Required Credit-Linked Lenders shall be necessary to amend the definition of “Default Rate,” the amount of any increase in the Applicable Rate pursuant to the definition thereof during the existence of any Event of Default, or the interest rate applicable from time to time to Borrowings under Section 2.04(a)(ii), or to waive any obligation of the Company to pay interest at the Default Rate or at the rate set forth in Section 2.04(a)(ii), or to increase the Applicable Rate during the existence of an Event of Default;

     (e)  change Section 2.08 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby;

     (f)  change any provision of this Section 10.01, or the definition of “Required Credit-Linked Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; or

     (g)  release Holdings from any of the Guaranteed Obligations under the Holdings Guaranty (other than as expressly provided in Section 11.09 of this Agreement);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuer in addition to the Lenders required above, modify or waive any provision of Section 2.01(a) (including defined terms used therein) or otherwise affect the rights or duties of the Issuer under this Agreement or any Issuer Document relating to any Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the

Ten Year Letter of Credit and Term Loan Agreement

Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto.

     10.02    Notices and Other Communications; Facsimile Copies.

     (a)  General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

          (i) if to the Company, Holdings, the Administrative Agent or the Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent and the Issuer.

     All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the Issuer pursuant to Article II shall not be effective until actually received by any such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

     (b)  Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Administrative Agent, the Issuer and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c)  Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, other than financial statements and other similar information, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

Ten Year Letter of Credit and Term Loan Agreement

     (d)  Reliance by Administrative Agent, the Issuer and Lenders. The Administrative Agent, the Issuer and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person, each Issuer-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     10.03    No Waiver; Cumulative Remedies. No failure by any Lender, the Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.04    Attorney Costs, Expenses and Taxes. The Company agrees (a) (i) to pay or reimburse each of the Administrative Agent, the Issuer and special counsel for the Lenders for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents (whether or not the transactions contemplated hereby are consummated), and the consummation and administration of the transactions contemplated hereby, including all reasonable Attorney Costs, expenses and disbursements and (ii) to pay or reimburse each of the Administrative Agent, the Issuer and each Lender for all reasonable costs and expenses incurred in connection with any amendment, waiver, consent or other modification of the provisions of this Agreement and the other Credit Documents (whether or not the transactions contemplated thereby are consummated), including without limitation any out-of-pocket costs and expenses incurred in connection with the transactions contemplated by Section 10.19 of this Agreement, and the consummation and administration of the transactions contemplated thereby, including all reasonable Attorney Costs, expenses and disbursements, but excluding any such costs, expenses, attorneys’ fees, and disbursements of the Issuer and the Administrative Agent in connection with the transactions contemplated in Section 10.19 resulting from a Deposit Account Interest Non-Payment Event; and (b) to pay or reimburse the Administrative Agent, the Issuer and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Credit Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Issuer or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section 10.04 shall

Ten Year Letter of Credit and Term Loan Agreement

survive the termination of the Credit-Linked Deposits and repayment of all Credit Obligations and all other amounts due hereunder.

     10.05    Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Issuer-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (before or after the Closing Date) (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including without limitation the transactions contemplated by Section 10.19 of this Agreement but excluding any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of the Issuer and the Administrative Agent in connection with the transactions contemplated in Section 10.19 resulting from a Deposit Account Interest Non-Payment Event, (b) any Credit-Linked Deposit, Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuer to honor a demand for payment under a Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect, special, punitive or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). Notwithstanding the foregoing, the Company shall not be liable for any indirect, special, punitive or consequential damages claimed by an Indemnitee in connection with the transactions contemplated by Section 10.19 of this Agreement (other than such damages claimed by an Indemnitee as a result of such damages being claimed against such Indemnitee by a third party). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Credit-Linked Deposits and the repayment, satisfaction or discharge of all the other Credit Obligations.

     10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, the Issuer or any Lender, or the Administrative

Ten Year Letter of Credit and Term Loan Agreement

Agent, the Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) the Issuer and each Lender severally agree to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

     10.07    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.07, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)  Any Lender may at any time assign to another Lender or to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Credit-Linked Deposit and Credit Obligations at the time owing to it); provided that unless such assignment is to another Lender (i) upon such assignment, the aggregate principal amount of the Credit-Linked Deposit and Credit Obligations held by the assignee, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Credit Obligations and the Credit-Linked Deposit assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the

Ten Year Letter of Credit and Term Loan Agreement

case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Letter of Credit Linked Note and one or more Term Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a Participation in such rights and obligations in accordance with subsection (d) of this Section 10.07.

     (c)  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Credit-Linked Deposit of, and amounts of the Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Company, the Administrative Agent, the Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d)  Any Lender may at any time, without notice to or the consent of the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Credit-Linked Deposit and/or such Lender’s Term Loans and/or Participations in Credit Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.07, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

     (e)  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is

Ten Year Letter of Credit and Term Loan Agreement

made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.15 as though it were a Lender.

     (f)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g)  Assignment of Credit-Linked Deposit. The Credit-Linked Deposit funded by any Lender under Section 2.01(c)(ii) shall not be released in connection with any assignment of its Credit-Linked Deposit, but shall instead be purchased by the relevant assignee and continue to be held for application (if not already applied in accordance with the terms of Section 2.01(c)(ii) or 2.03) pursuant to Section 2.01(c)(ii) in respect of such assignee’s obligations under the Credit-Linked Deposit assigned to it.

     10.08    Confidentiality. For the purposes of this Section 10.08, “Confidential Information” means information delivered to the Administrative Agent, the Issuer or any Lender by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by it as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to it prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by it or any Person acting on its behalf, (c) otherwise becomes known to it other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to it under Section 6.01 that are otherwise publicly available. Each of the Administrative Agent, the Issuer and the Lenders will maintain the confidentiality of such Confidential Information delivered to or received by it in accordance with procedures adopted by it in good faith to protect confidential information of third parties delivered to it, provided that the Administrative Agent, the Issuer or any Lender may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the Credit Documents by the Administrative Agent, the Issuer or any Lender), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 10.08, (iii) any other party to this Agreement, (iv) any Eligible Assignee to which any Lender sells or offers to sell its Credit-Linked Deposit and Credit Obligations or any part thereof or any Participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.08), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 10.08), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio, or

Ten Year Letter of Credit and Term Loan Agreement

(viii)  any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Letter of Credit Linked Notes, the Term Notes and this Agreement. Each Eligible Assignee, by its execution of an Assignment and Assumption, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 10.08 as though it were a party to this Agreement. Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and the Issuer, the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Issuer, the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Credits, Advances, Term Loans and transactions contemplated hereby.

     10.09    [Intentionally Omitted].

     10.10    Representations and Warranties of Each Lender. Each Lender (for itself, and not for any other Lender) represents and warrants to the Issuer and the Company:

     (a)  Purchase for Investment. Such Lender is an institutional “accredited investor” within the meaning of subparagraphs (1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act. Such Lender represents that it is purchasing its Participation in this Agreement, its Letter of Credit Linked Note and its Term Notes, if any, for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Such Lender understands that the Letter of Credit Linked Notes and Term Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer, the Administrative Agent and the Company are not required to register the Letter of Credit Linked Notes and Term Notes.

     (b)  Source of Funds. Such Lender represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of its Participation in this Agreement:

          (i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any

Ten Year Letter of Credit and Term Loan Agreement

employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Lender’s state of domicile; or

          (ii) the Source is a separate account that is maintained solely in connection with such Lender’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

          (iii) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 or (B) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Lender to the Issuer and the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Issuer or the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Issuer and the Company in writing pursuant to this clause (iv); or

          (v) the Source constitutes assets of one or more “plans” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Section I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d)(3) of the INHAM Exemption) owns a 5% or more interest in the Issuer or the Company and (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer and the Company in writing pursuant to this clause (v); or

          (vi) the Source is a governmental plan; or

Ten Year Letter of Credit and Term Loan Agreement

          (vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer and the Company in writing pursuant to this clause (vii); or

          (viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

     As used in this Section 10.10(b), the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

     (c)  Authorization; Enforceability. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of such Lender. This Agreement has been duly executed and delivered by such Lender and is the legally valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

     (d)  No Withholding. As of the date hereof and as of the date of any assignment under Section 10.07 (after giving effect thereto), no Lender is subject to United States federal withholding taxes on amounts payable pursuant to the terms of this Agreement. Each Lender has delivered to the Administrative Agent all forms required pursuant to Section 10.15(b) to ensure that the Administrative Agent shall not be required to effect any withholding with respect to any amounts payable pursuant to the terms of this Agreement.

     10.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12    Integration. This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Issuer or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Issuer and each Lender, regardless of any investigation made by the Administrative Agent, the Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Issuer or any Lender may have had notice or

Ten Year Letter of Credit and Term Loan Agreement

knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Credit Obligation or any other Credit Obligation shall remain unpaid or unsatisfied or any Credit shall remain outstanding.

     10.14   Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.15    Tax Forms. (a) (i) Each Lender and the Issuer that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement), and, if necessary, such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

          (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Credit Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the

Ten Year Letter of Credit and Term Loan Agreement

portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is exempt from, or subject to a reduced rate of, U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

          (iii) The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Foreign Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Foreign Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Foreign Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 10.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Foreign Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Foreign Lender or other Person for the account of which such Foreign Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

          (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Company is not required to pay additional amounts under this Section 10.15(a) or Section 3.01.

     (b)  Upon the request of the Administrative Agent, the Issuer and each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If the Issuer or such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to the Issuer or such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

     (c)  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of the Issuer or any Lender, the Issuer or such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including reasonable Attorney Costs) of the Administrative Agent. The obligation of the Issuer and the Lenders under this Section shall survive the termination of the Credit-Linked Deposits, repayment of all Credit Obligations and all other amounts due hereunder and the resignation or replacement of the Administrative Agent.

Ten Year Letter of Credit and Term Loan Agreement

     10.16    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT, THE ISSUER AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK OR OF THE UNITED STATES FOR SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

     10.17    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     10.18    Time of the Essence. Time is of the essence of the Credit Documents.

     10.19    Credit Rating Downgrade Event or Deposit Account Interest Non-Payment Event. (a) For purposes of this Section 10.19, (i) the term “Credit Rating Downgrade Event” means that the credit ratings established by S&P and Moody’s with respect to the senior, unsecured long-term, non-credit enhanced debt securities (“Long-Term Debt”) of Bank of America Corporation have been lowered below “A-” by S&P and below “A3” by Moody’s or that the Long-Term Debt of Bank of America Corporation has ceased to be rated by S&P and Moody’s for a period of more than ten (10) consecutive Business Days, in each case as evidenced by the public announcement thereof; provided that if the credit ratings established for the Long-Term Debt of Bank of America Corporation by either S&P or Moody’s are unavailable for any reason, the rating established by the other rating agency shall be used for purposes of this Section 10.19; and (ii) the term “Deposit Account Interest Non-Payment Event” means that an

Ten Year Letter of Credit and Term Loan Agreement

interest payment in respect of the Credit-Linked Deposits payable pursuant to Section 2.01(j)(i) shall not have been made by Bank of America and distributed by the Administrative Agent to the Lenders pursuant to Section 2.01(j)(i) within five (5) Business Days of when due. The Administrative Agent will promptly notify each Lender (A) after officers within the agency management group (or similar group performing the functions of the present agency management group) of Bank of America obtain knowledge, if a Credit Rating Downgrade Event has occurred, and (B) if a Deposit Interest Non-Payment Event has occurred.

     (b)  In the event that a Credit Rating Downgrade Event or a Deposit Account Interest Non-Payment Event has occurred and is continuing, the Required Lenders may, by notice to the Administrative Agent and the Company (each a “Required Notice”), identify the Credit Rating Downgrade Event or Deposit Account Interest Non-Payment Event which then exists, and request that either of the following actions be taken, and upon such request the Company, the Administrative Agent, the Issuer and the Lenders agree to use reasonable commercial efforts to cause such action to be taken:

          (i) A new deposit account (the “New Account”) shall be opened by the Administrative Agent at a bank which has a credit rating of at least “A+” from S&P and “A1” from Moody’s (the “New Depository Bank”). The New Depository Bank, the Administrative Agent, the Issuer, the Company and the Lenders shall execute such documents as may be reasonably necessary or appropriate so that the Issuer is granted by the Administrative Agent and the Lenders a first priority perfected security interest in the New Account securing the Participations. Upon execution and delivery of such documents (including customary legal opinions), and evidence reasonably satisfactory to the Issuer of perfection with first priority of such security interest, all funds then held in the Credit-Linked Deposit Account shall be transferred in immediately available funds to the New Depository Bank for credit to the New Account. Thereafter, the New Account shall be deemed to be the “Credit-Linked Deposit Account” under this Agreement and the provisions of this Agreement relating to the Credit-Linked Deposit Account shall apply mutatis mutandis to the New Account. Except for the transfer of the Credit-Linked Deposit Account as provided above, the rights of the Administrative Agent, on behalf of the Issuer and the Lenders, in and to the Credit-Linked Deposit Account hereunder shall remain unchanged and in full force and effect.

          In the event that the interest payable by the New Depository Bank on the funds on deposit in the New Account is less than the interest set forth in Section 2.01(j)(i) of this Agreement with respect to the Total Credit-Linked Deposit, then the Company shall pay such additional amounts at such times as may be required so that the Lenders receive no less than the interest payable under Section 2.01(j)(i), at the times set forth in Section 2.01(j)(i). If a Deposit Account Interest Non-Payment Event has triggered the procedures set forth in this Section 10.l9(b), then Bank of America shall (A) indemnify the Company for all additional amounts the Company pays pursuant to the immediately preceding sentence and (B) reimburse the Company and each Lender for all costs and expenses, including Attorney Costs, incurred in connection with such Deposit Account Interest Non-Payment Event.

          The parties to this Agreement shall execute and deliver an amendment to this Agreement and such other documents as may be reasonably required to accomplish the

Ten Year Letter of Credit and Term Loan Agreement

foregoing. Notwithstanding anything to the contrary in this Section 10.19(b)(i), the documentation, terms and conditions utilized to establish and grant a security interest in the New Account and the other documentation (including legal opinions) and actions contemplated herein (including any amendment of this Agreement) shall be reasonably satisfactory in form and substance to the Company, the Issuer, the Administrative Agent and each Lender.

          or

          (ii) The Administrative Agent and the Lenders shall cause to be established, and beneficially owned by the Lenders, a trust (the “Trust”) which shall in turn establish a securities account (the “Securities Account”) at a securities intermediary (the “Securities Intermediary”) having a credit rating of at least “A+” from S&P and at least “A1” from Moody’s. The Securities Intermediary, the Administrative Agent, the Issuer, the Company and the Lenders shall execute such documents as may be reasonably necessary or appropriate so that the Issuer is granted by the Trust, the Administrative Agent and the Lenders, as appropriate, a first priority perfected security interest in the Securities Account securing the Participations. Upon execution and delivery of such documents (including customary legal opinions), and evidence reasonably satisfactory to the Issuer of perfection with first priority of such security interest, all funds then held in the Credit-Linked Deposit Account shall be transferred in immediately available funds to the Securities Intermediary for credit to the Securities Account. Such funds shall be invested in such LIBOR-based short-term debt investments, having a credit rating of at least “A+” from S&P and at least “A1” from Moody’s as may be reasonably agreed upon by the Required Lenders, the Administrative Agent, the Issuer and the Company. Thereafter, the Securities Account shall be deemed to be the “Credit Linked Deposit Account” under this Agreement and the provisions of this Agreement relating to the Credit-Linked Deposit Account shall apply mutatis mutandis to the Securities Account. Except for the transfer of funds from the Credit-Linked Deposit Account to the Securities Account as provided above, the rights of the Administrative Agent, on behalf of the Issuer and the Lenders, in and to the Securities Account hereunder shall remain unchanged and in full force and effect.

          In the event that the interest payable with respect to the investments in the Securities Account is less than the interest set forth in Section 2.01(j)(i) with respect to the Total Credit-Linked Deposit, then the Company shall pay such additional amounts at such times as may be required so that the Lenders receive no less than the interest payable under Section 2.01(j)(i), at the times set forth in Section 2.01(j)(i). If a Deposit Account Interest Non-Payment Event has triggered the procedures set forth in this Section 10.l9(b), then Bank of America shall (A) indemnify the Company for all additional amounts the Company pays pursuant to the immediately preceding sentence and (B) reimburse the Company and each Lender for all costs and expenses, including Attorney Costs, incurred in connection with such Deposit Account Interest Non-Payment Event.

          The parties to this Agreement shall execute and deliver an amendment to this Agreement and such other documents as may be reasonably required to accomplish the foregoing. Notwithstanding anything to the contrary in this Section 10.19(b)(ii), the documentation, terms and conditions utilized to establish the Trust and Securities Account and to grant a security interest in and to the Security Account and the other documentation (including

Ten Year Letter of Credit and Term Loan Agreement

legal opinions) and actions contemplated herein (including any amendment of this Agreement) shall be reasonably satisfactory in form and substance to the Company, the Issuer, the Administrative Agent and each Lender.

          (iii) The Company hereby agrees to use commercially reasonable efforts from time to time to inform the Administrative Agent, which shall promptly inform the Lenders upon receipt of such information, of the status of the transactions contemplated in Sections 10.19(b)(i) or (ii), as applicable. In the event that neither of the transactions contemplated in subsections (i) or (ii) above, or transactions substantially similar to the transactions in such sections, are consummated in form and substance reasonably satisfactory to the Issuer, the Administrative Agent, the Company and each Lender within 120 days (or such longer period as the Company and the Required Lenders may mutually agree) after the receipt by the Company of a Required Notice, then the Required Lenders may, by notice to the Administrative Agent, terminate the credit facility established under Section 2.01. The Required Lenders may, within 90 days of issuing a Required Notice, provide the Company written notice of their election to retract such Required Notice, but shall have no right to retract the Required Notice after such 90 day period. Upon delivery of a notice of retraction, the actions required by Section 10.19(b)(i) or (ii) shall no longer be required to be taken in connection with the event described in the Required Notice. After delivery of a retraction notice or in the event the credit facility is not terminated at the end of the 120 day period, the Required Lenders may not deliver another Required Notice under this Section 10.19 unless the credit ratings from S&P or Moody’s on the Long-Term Debt of Bank of America are further lowered. Upon such termination, all funds then or at any time thereafter held in the Credit-Linked Deposit Account in excess of the sum of the then Outstanding Amount of all Credit Obligations (other than Advances and Term Loans) shall be withdrawn from the Credit-Linked Deposit Account by the Administrative Agent and distributed by the Administrative Agent to each Lender in accordance with its Pro Rata Share, subject to any notice required pursuant to the Money Market Account Agreement; provided that the Company may, pursuant to Section 2.03(b), request that the Lenders make Term Loans as provided in Section 2.03(b)(i); and with respect to all Term Loans (whether then outstanding or thereafter made), the restriction that Term Loans cannot be prepaid until after the second anniversary of the Closing Date set forth in Section 2.03(b)(vi) and the Prepayment Premium, if any, shall continue to apply.

ARTICLE XI
HOLDINGS GUARANTY

     11.01    Guaranty. For value received and hereby acknowledged and as an inducement to the Lenders and the Issuer to make the Credit Extensions available to the Company, Holdings hereby unconditionally and irrevocably guarantees (a) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Credit Obligations of the Company now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (b) the strict performance and observance by the Company of all agreements, warranties and covenants applicable to the Company in the Credit Documents and (c) the obligations of the Company under the Credit Documents (such Credit Obligations collectively being hereafter referred to as the “Guaranteed Obligations”). The foregoing guaranty is a guaranty of payment

Ten Year Letter of Credit and Term Loan Agreement

and not of collection. For purposes of this Article XI, the obligations of Holdings under this Article XI are referred to as the “Holdings Guaranty.”

     11.02    Guaranty Absolute. Holdings guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender, the Issuer or the Administrative Agent with respect thereto. The liability of Holdings under the Holdings Guaranty with regard to the Guaranteed Obligations shall be absolute and unconditional irrespective of

     (a)  any change in the time, manner or place of payment of, or in any other term of, all or any of its Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Agreement or any other Credit Document (with regard to such Guaranteed Obligations);

     (b)  any release or amendment or waiver of or consent to departure from any other guaranty for all or any of its Guaranteed Obligations;

     (c)  any change in ownership of the Company;

     (d)  any acceptance of any partial payment(s) from the Company or Holdings; or

     (e)  any other circumstance similar or dissimilar to the foregoing which might otherwise constitute a defense available to, or a discharge of, the Company in respect of its Credit Obligations under any Credit Document.

     The Holdings Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Lenders, the Issuer or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

     11.03    Effectiveness; Enforcement. The Holdings Guaranty shall be effective and shall be deemed to be made with respect to each Credit Extension as of the time it is made, issued or extended. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of the Company, and no defect in or insufficiency or want of powers of the Company or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such guaranty. The Holding Guaranty is a continuing guaranty and shall (a) survive any termination of this Agreement, and (b) remain in full force and effect until payment in full of, and performance of, all Guaranteed Obligations and all other amounts payable under this Agreement. The Holdings Guaranty is made for the benefit of the Administrative Agent, the Issuer and the Lenders and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, the Issuer or the Lenders first to exercise any rights against the Company, or to resort to any other source or means of obtaining payment of any of the said obligations or to elect any other remedy.

Ten Year Letter of Credit and Term Loan Agreement

     11.04    Waiver. Except as otherwise specifically provided in any of the Credit Documents, Holdings hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of its Guaranteed Obligations and the Holdings Guaranty and any requirement that the Lenders, the Issuer or the Administrative Agent protect, secure, perfect any security interest or Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person. Holdings also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of its Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

     11.05    Expenses. Holdings hereby promises to reimburse (a) the Administrative Agent, the Issuer and the Lenders for all reasonable out-of-pocket fees and disbursements (including all reasonable Attorneys Costs), incurred or expended in connection with the preparation, filing or recording, or interpretation of the Holdings Guaranty, the other Credit Documents to which Holdings is a party, or any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Administrative Agent, the Issuer and the Lenders and their respective affiliates for all reasonable out-of-pocket fees and disbursements (including reasonable Attorney Costs), incurred or expended in connection with the enforcement of its Guaranteed Obligations (whether or not legal proceedings are instituted). Holdings will pay any taxes (including any interest and penalties in respect thereof) other than the Lenders’ taxes based on overall income or profits, payable on or with respect to the transactions contemplated by the Holdings Guaranty, Holdings hereby agreeing jointly and severally to indemnify each Lender with respect thereto.

     11.06    Concerning Joint and Several Liability of Holdings.

     (a)  Holdings hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Company, with respect to the payment and performance of all of its Guaranteed Obligations (including, without limitation, any Guaranteed Obligations arising under this Article XI), it being the intention of the parties hereto that all such Guaranteed Obligations shall be the joint and several Guaranteed Obligations of Holdings and the Company without preferences or distinction among them.

     (b)  If and to the extent that the Company shall fail to make any payment with respect to any of its Credit Obligations as and when due or to perform any of its Guaranteed Obligations in accordance with the terns thereof, then in each such event Holdings will make such payment with respect to, or perform, such Guaranteed Obligation.

     (c)  The Guaranteed Obligations of Holdings under the provisions of this Article XI constitute full recourse obligations of Holdings enforceable against Holdings to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

     (d)  Except as otherwise expressly provided in this Agreement, Holdings hereby waives notice of acceptance of its joint and several liability, notice of any Credit Extensions made or issued under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent, the Issuer or the Lenders under or in respect of any of the Guaranteed

Ten Year Letter of Credit and Term Loan Agreement

Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Holdings hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Guaranteed Obligations, the acceptance of any payment of any of the Guaranteed Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Issuer or the Lenders at any time or times in respect of any Default or Event of Default by the Company or Holdings in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Credit Document, any and all other indulgences whatsoever by the Administrative Agent, the Issuer or the Lenders in respect of any of the Guaranteed Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Guaranteed Obligations or the addition, substitution or release, in whole or in part, of the Company or Holdings. Without limiting the generality of the foregoing, Holdings assents to any other action or delay in acting or failure to act on the part of the Lenders, the Issuer or the Administrative Agent with respect to the failure by the Company or Holdings to comply with its respective Credit Obligations or Guaranteed Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Article XI, afford grounds for terminating, discharging or relieving Holdings, in whole or in part, from any of the Guaranteed Obligations under this Article XI, it being the intention of Holdings that, so long as any of the Guaranteed Obligations hereunder remain unsatisfied, the Guaranteed Obligations of Holdings under this Article XI shall not be discharged except by performance and then only to the extent of such performance. The Guaranteed Obligations of Holdings under this Article XI shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Company or Holdings or the Lenders, the Issuer or the Administrative Agent. The joint and several liability of Holdings hereunder shall continue in full force and effect notwithstanding any absorption, merger, consolidation, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Company or Holdings, the Lenders, the Issuer or the Administrative Agent.

     (e)  Holdings shall be liable under this Article XI only for the maximum amount of such liabilities that can be incurred under applicable law without rendering this Article XI voidable under applicable law relating to fraudulent conveyance and fraudulent transfer, and not for any greater amount. Accordingly, if any obligation under any provision under this Article XI shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of Holdings, the Administrative Agent, the Issuer and the Lenders that any balance of the obligation created by such provision and all other obligations of Holdings under this Article XI to the Lenders, the Issuer or the Administrative Agent shall remain valid and enforceable, and that all sums not in excess of those permitted under applicable law shall remain fully collectible by the Lenders, the Issuer and the Administrative Agent from the Company or Holdings, as the case may be.

     (f)  The provisions of this Article XI are made for the benefit of the Administrative Agent, the Issuer and the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against Holdings as often as occasion therefor may arise and

Ten Year Letter of Credit and Term Loan Agreement

without requirement on the part of the Administrative Agent, the Issuer or the Lenders first to marshal any of their claims or to exercise any of their rights against the Company or Holdings or to exhaust any remedies available to them against the Company or Holdings or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Article XI shall remain in effect until all of the Guaranteed Obligations shall have been paid in full or otherwise fully satisfied, any remaining Credit-Linked Deposits in the Credit-Linked Deposit Account are withdrawn and distributed to the Lenders in accordance with their respective Pro Rata Shares, and all outstanding Credit shall have expired, matured or otherwise been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Guaranteed Obligations, is rescinded or must otherwise be restored or returned by the Lenders, the Issuer or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Company or Holdings, or otherwise, the provisions of this Article XI will forthwith be reinstated in effect, as though such payment had not been made.

     11.07    Waiver. Until the final payment and performance in full of all of the Credit Obligations, Holdings shall not exercise and Holdings hereby waives any rights Holdings may have against the Company arising as a result of payment by Holdings hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent, the Issuer or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; Holdings will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Company to Holdings; and Holdings waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent, the Issuer or any Lender.

     11.08    Subrogation; Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to Holdings is hereby subordinated to the prior payment in full of all of the Credit Obligations. Holdings agrees that, after the occurrence of any default in the payment or performance of any of the Credit Obligations, Holdings will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to Holdings until all of the Credit Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, Holdings shall collect, enforce or receive any amounts in respect of such indebtedness while any Credit Obligations are still outstanding, such amounts shall be collected, enforced and received by Holdings as trustee for the Lenders, the Issuer and the Administrative Agent and be paid over to the Administrative Agent at Default, for the benefit of the Lenders, the Issuer, and the Administrative Agent on account of the Credit Obligations without affecting in any manner the liability of Holdings under the other provisions hereof.

     11.09    Release of Guaranty. The Administrative Agent, the Issuer and the Lenders hereby agree that the foregoing Holdings Guaranty shall remain in full force and effect until the occurrence of either (a) the consolidation or merger of Holdings into the Company or its successors, (b) the consolidation or merger of the Company or its successors into Holdings, or (c) the release of Holdings from all other guarantees of the Company’s obligations under the Company’s existing credit facilities or other senior indebtedness, at which time the foregoing

Ten Year Letter of Credit and Term Loan Agreement

Holdings Guaranty shall be concurrently released without any further action on the part of the Lenders, the Administrative Agent or the Issuer.

ARTICLE XII
ENTIRE AGREEMENT

     12.01    Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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Ten Year Letter of Credit and Term Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Ten Year Letter of Credit and Term Loan Agreement to be duly executed as of the date first above written.

WASTE MANAGEMENT, INC.

By:	/s/ Ronald H. Jones

Name:	Ronald H. Jones
Title:	Vice President & Treasurer

WASTE MANAGEMENT HOLDINGS, INC.
(for the limited purposes of Article XI)

By:	/s/ Ronald H. Jones

Name:	Ronald H. Jones
Title:	Vice President & Treasurer

By:	/s/ Jay Clement

Name:	Jay Clement
Title:	Assistant Treasurer

Ten Year Letter of Credit and Term Loan Agreement

BANK OF AMERICA, N.A., as
Administrative Agent and Issuer

By:	/s/ Brian D. Corum

Name:	Brian D. Corum
Title:	Managing Director

Ten Year Letter of Credit and Term Loan Agreement

LENDERS:

SUNAMERICA LIFE INSURANCE
COMPANY

By:	AIG Global Investment Corp.
Investment Advisor

By:	/s/Victoria Chin

Victoria Chin, Vice President

Ten Year Letter of Credit and Term Loan Agreement

TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Mark E. Dunn

Name:	Mark E. Dunn
Title:	Vice President

Ten Year Letter of Credit and Term Loan Agreement

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

By:	/s/ Jon C. Heiny, Counsel

Its:	Jon C. Heiny, Counsel

By:	/s/ Debra Svoboda, EPP Counsel

Its:	Debra Svoboda, EPP Counsel

Ten Year Letter of Credit and Term Loan Agreement